Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279329

Prospectus Supplement No. 18

(to prospectus dated June 5, 2024)

1,331,452 Shares of Common Stock

This prospectus supplement amends and supplements the prospectus of Carmell Corporation (“we,” “us,” or “our”) dated June 5, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-279329). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2025 (the “Form 10-Q”). Accordingly, we have attached the Form 10-Q to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on The Nasdaq Capital Market under the symbol “CTCX.” On May 12, 2025, the last reported sale price of our common stock was $3.81 per share.

We are a “smaller reporting company” and have elected to comply with certain reduced public company reporting requirements. In addition, we are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under “Risk Factors” beginning on page 7 of Prospectus and elsewhere in any supplements for a discussion of information that should be considered in connection with an investment in our securities.

Neither the SEC or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 15, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2025

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 001-40228

LONGEVITY HEALTH HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	86-1645738
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2403 Sidney Street, Suite 300 Pittsburgh, Pennsylvania	15203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 313-9633

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XAGE	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $345.00	XAGEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of May 12, 2025, the registrant had 1,003,995 shares of common stock, $0.0001 par value per share, outstanding.

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements.

LONGEVITY HEALTH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2025	2024
	(unaudited)
ASSETS
Current assets:
Cash	$770,047	$157,139
Accounts receivable	94,753	4,096
Inventory	1,379,640	108,705
Prepaid expenses	246,899	297,462
Deferred offering costs	—	86,314
Income taxes receivable	301,838	301,838
Total current assets	2,793,177	955,554
Operating lease right of use asset	386,844	384,879
Property and equipment, net of accumulated depreciation of $724,470 and $701,655, respectively	138,709	113,906
Intangible assets, net of accumulated amortization of $52,242 and $51,105, respectively	18,504	19,641
Total assets	$3,337,234	$1,473,980

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$4,598,791	$4,058,091
Accrued interest	1,175,845	1,175,845
Accrued expenses and other liabilities	476,911	313,713
Loans payable	119,409	241,158
Consideration payable	67,742	—
Earnout liabilities	46,642	—
Operating lease liability	113,573	87,898
Total current liabilities	6,598,913	5,876,705
Long-term liabilities:
Earnout payable, net of current portion	254,991	—
Operating lease liability, net of current portion	288,615	309,937
Total liabilities	7,142,519	6,186,642

Commitments and contingencies (see Note 9)

Stockholders’ deficit:
Series A convertible voting preferred stock, $0.0001 par value; -0- and 4,243 shares authorized, -0- shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	—	—
Common stock, $0.0001 par value, 250,000,000 shares authorized, and 1,003,995 and 696,847 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	100	70
Additional paid-in capital	66,572,144	64,158,930
Accumulated deficit	(70,377,529)	(68,871,662)
Total stockholders’ deficit	(3,805,285)	(4,712,662)
Total liabilities and stockholders’ deficit	$3,337,234	$1,473,980

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LONGEVITY HEALTH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2025 and 2024

(Unaudited)

	2025	2024
Gross sales	$534,943	$—
Discounts and allowances	(24,590)	—
Net sales	510,353	—
Cost of sales	240,530	—
Gross profit	269,823	—

Operating expenses:
Selling and marketing	280,549	—
Research and development	196,912	429,420
General and administrative	1,275,161	927,394
Depreciation and amortization of intangible assets	23,952	23,531
Total operating expenses	1,776,574	1,380,345
Loss from operations	(1,506,751)	(1,380,345)

Other income (expense):
Other income	5,877	9,054
Interest expense	(4,993)	(11,566)
Amortization of debt discount	—	(13,468)
Loss on forward purchase agreement	—	(2,156,837)
Total other income (expense)	884	(2,172,817)
Loss from continuing operations before income taxes	(1,505,867)	(3,553,162)

Income tax benefit	—	—

Loss from continuing operations	(1,505,867)	(3,553,162)

Loss from discontinued operations	—	(1,252,276)
Gain on sale of discontinued operations	—	1,534,479
Net loss	$(1,505,867)	$(3,270,959)

Net loss per common share - basic and diluted:
Net loss from continuing operations	$(1.52)	$(4.65)
Discontinued operations, net of tax	—	0.37
Net loss per common share	$(1.52)	$(4.28)

Weighted average of common shares outstanding - basic and diluted	991,210	763,839

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LONGEVITY HEALTH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the Three Months Ended March 31, 2025 and 2024

(Unaudited)

	Series A Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount			Total
Balance at January 1, 2024	4,243	$1	769,686	$77	$83,252,333	$(58,503,401)	$24,749,010
Common Stock issued in connection with Notes	—	—	3,861	1	374,999	—	375,000
Stock received from AxoBio Disposition	(4,243)	(1)	(128,178)	(13)	(23,456,165)	—	(23,456,179)
Stock-based compensation expense	—	—	—	—	211,469	—	211,469
Net loss	—	—	—	—	—	(3,270,959)	(3,270,959)
Balance at March 31, 2024	—	$—	645,369	$65	$60,382,636	$(61,774,360)	$(1,391,659)

Balance at January 1, 2025	—	$—	696,847	$70	$64,158,930	$(68,871,662)	$(4,712,662)
Common Stock issued	—	—	268,840	26	1,637,584	—	1,637,610
Common Stock issued in Elevai Acquisition	—	—	38,308	4	660,801	—	660,805
Stock-based compensation expense	—	—	—	—	114,829	—	114,829
Net loss	—	—	—	—	—	(1,505,867)	(1,505,867)
Balance at March 31, 2025	—	$—	1,003,995	$100	$66,572,144	$(70,377,529)	$(3,805,285)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LONGEVITY HEALTH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2025 and 2024

(Unaudited)

	2025	2024
Cash flows from operating activities:
Net loss from continuing operations	$(1,505,867)	$(3,553,162)
Loss from discontinued operations, net of tax	—	(1,252,276)
Gain on sale of discontinued operations	—	1,534,479
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on sale of discontinued operations	—	(1,534,479)
Stock-based compensation	114,829	211,469
Depreciation and amortization of intangible assets	23,952	23,531
Amortization of right of use assets	49,756	34,039
Amortization of debt discount	—	13,468
Loss on forward purchase agreement	—	2,156,837
Changes in operating assets and liabilities:
Accounts receivable	(14,102)	—
Inventory	15,204	—
Prepaid expenses	145,130	229,944
Other current assets	—	(17,563)
Assets available for sale	—	4,662,980
Accounts payable	317,040	(133,764)
Accrued expenses and other liabilities	149,392	(1,027,089)
Lease liability	(48,287)	(34,849)
Liabilities available for sale	—	(2,389,343)
Net cash used in operating activities	(752,953)	(1,075,778)

Cash flows from investing activities
Cash paid for Elevai Acquisition transaction costs	(150,000)	—
Cash paid in AxoBio Disposition	—	(748,796)
Net cash used in investing activities	(150,000)	(748,796)

Cash flows from financing activities:
Proceeds from issuance of Common Stock, net of costs	1,637,610	—
Payment of loans	(121,749)	(227,264)
Proceeds from issuance of loans and related warrants	—	31,538
Net cash provided by (used in) financing activities	1,515,861	(195,726)

Net (decrease) increase in cash	612,908	(2,020,300)
Cash - beginning of the period	157,139	2,912,461
Cash - end of the period	$770,047	$892,161

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LONGEVITY HEALTH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

For the Three Months Ended March 31, 2025 and 2024

(Unaudited)

	2025	2024
Supplemental cash flow information:
Interest paid	$4,993	$11,566
Income taxes paid	—	—

Non-cash financing activity:
Fair value of shares issued in Elevai Acquisition	$660,805	$—
Consideration payable in Elevai Acquisition	67,742
Earnout liabilities in Elevai Acquisition	301,633
Fair value of shares received in AxoBio Disposition	—	23,456,179
Net assets sold in AxoBio Disposition	—	21,921,697
Common Stock issued in connection with conversion of Notes	—	375,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LONGEVITY HEALTH HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — NATURE OF THE ORGANIZATION AND BUSINESS

Longevity Health Holdings, Inc., a Delaware corporation (the “Company”), is a bio-aesthetics company focused on longevity and healthy aging. The Company has two cosmetic product lines, Carmell SecretomeTM and Elevai ExosomesTM, that support skin and hair health. All of the Company’s cosmetic skincare and haircare products are tailored to meet the demanding technical requirements of professional care providers and discerning retail consumers. The Company sells its products in the United States through three distinct channels, including business-to-business, direct-to-consumer and distributor sales channels. The Company's operations are based in Pittsburgh, Pennsylvania. The Company operates as a single segment, and all of its operations are located in the United States. The Company's common stock, par value $0.0001 per share (the “Common Stock”), and Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $345.00, trade on The Nasdaq Capital Market under the ticker symbols “XAGE” and “XAGEW”, respectively.

Reverse Stock Split

Effective as of 9 a.m. Eastern Time on May 12, 2025 (the “Effective Time”), the Company effected a reverse stock split of its Common Stock at a ratio of 1:30 (the “Reverse Stock Split”). At the Effective Time, every 30 shares of Common Stock issued and outstanding immediately prior to the Effective Time were automatically combined into one issued and outstanding share of Common Stock without any change in the par value per share or the total number of authorized shares. The Reverse Stock Split reduced the number of outstanding shares of the Common Stock from approximately 30.1 million shares to approximately 1 million shares. Proportional adjustments were made to the number of shares of Common Stock issuable upon exercise of the Company's outstanding stock options and warrants, as well as the applicable exercise prices, and to the number of shares issuable under the Company’s 2023 Equity Incentive Plan. All share and per share numbers and amounts in this Quarterly Report on Form 10-Q (this “Form 10-Q”) have been restated to reflect the Reverse Stock Split.

Elevai Acquisition

On January 16, 2025 (the “Closing Date”), the Company completed, through its wholly owned subsidiary, Elevai Skincare, Inc. (formerly Cutis Cura Corporation), a Delaware corporation (“Buyer”), the acquisition of substantially all of the assets (the “Purchased Assets”), and assumption of certain of the liabilities (the “Assumed Liabilities”), of PMGC Holdings Inc., a Nevada corporation and successor to Elevai Labs Inc., a Delaware corporation (“Parent”), and PMGC Impasse, Inc. (formerly Elevai Skincare, Inc.), a Delaware corporation and a wholly owned subsidiary of Parent (“Seller”), related to the Seller’s skincare and haircare business, hereinafter referred to as “Elevai Skincare”, pursuant to an Asset Purchase Agreement, dated as of December 31, 2024 (the “Asset Purchase Agreement”), by and among the Company, Buyer, Parent and Seller (the “Elevai Acquisition”).

Upon the closing of the Elevai Acquisition (the “Closing”), the purchase consideration consisted of (i) 38,308 shares of Common Stock issued by the Company to Seller (the “Closing Shares”) at the Closing, as well as 3,927 additional shares of Common Stock to be withheld by the Company for 12 months after the Closing to secure the indemnification obligations of Seller and Parent under the Asset Purchase Agreement; (ii) Buyer’s assumption of the Assumed Liabilities; and (iii) $56,525 in cash to be paid within 60 days following the sale by Buyer of all 7,500 units of the Enfinity product and 20,000 tubes of the Empower product included in the Purchased Assets as of the Closing. Following the Closing, Buyer will pay the following additional earnout consideration for the Purchased Assets, if and when payable: (a) Buyer will pay to Seller, for each year ending on the anniversary of the Closing Date during the five-year period following the Closing, an amount, if any, equal to 5% of the Net Sales (as defined in the Asset Purchase Agreement) of Buyer generated during such year from Seller’s existing products as of the Closing (the “Royalties”); and (b) Buyer will pay to Seller a one-time payment of $500,000 if Buyer achieves $500,000 in net revenue from sales of Seller’s existing hair and scalp products as of the Closing on or before the 24-month anniversary of the Closing Date.

Private Placement

On December 23, 2024, the Company entered into a securities purchase agreement with certain investors named therein (the “Purchasers”), pursuant to which the Company agreed to sell and issue to the Purchasers, at the PIPE Closing (as defined below), (i) an aggregate of 268,840 shares of Common Stock at an offering price of $6.90 per share, and (ii) warrants to purchase up to an aggregate of 268,840 shares of Common Stock at an exercise price of $6.90 per share (the “Common Stock Warrants”) in a private placement (the “2025 Private Placement”). The closing of the 2025 Private Placement (the “PIPE Closing”) occurred on January 2, 2025. The Common Stock Warrants became exercisable on March 25, 2025 and have a term of five years from the issuance thereof.

The aggregate gross proceeds for the 2025 Private Placement were approximately $1.85 million, before deducting fees of $0.19 million paid to the Placement Agent and other offering expenses of $0.03 million payable by the Company.

Upon the PIPE Closing, the Company issued warrants to purchase up to 18,540 shares of Common Stock to the sole placement agent for the 2025 Private Placement (the “Placement Agent”). These warrants have an exercise price of $6.90, a term of five years, and become exercisable on the six-month anniversary of their issuance. The fair value of the placement agent warrants was approximately $310,000. A member of the Company's board of directors is a managing partner of the Placement Agent.

Risks and Uncertainties

Disruption of global financial markets and a recession or market correction, including the Russia-Ukraine war and the related sanctions imposed against Russia, the Israel-Hamas war and related tensions in the Middle East, geopolitical tensions between the United States and China, the imposition of tariffs and other trade restrictions by the U.S. government and foreign governments and related trade tensions, and other global macroeconomic factors, such as inflation and high interest rates, could reduce the Company’s ability to access capital, which could, in the future, negatively affect the Company’s liquidity and could materially affect the Company’s business and the value of its Common Stock.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024. The accompanying unaudited condensed consolidated financial statements include all adjustments that are of a normal recurring nature and necessary for the fair presentation of the results for the interim periods presented. Results for interim periods are not necessarily indicative of results to be expected for the full year.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. If the underlying estimates and assumptions upon which the unaudited condensed consolidated financial statements are based change in the future, actual amounts may differ from those included in the accompanying unaudited condensed consolidated financial statements.

Elevai Acquisition

The Elevai Acquisition is accounted for as an asset purchase as it did not meet the screening test under GAAP to be considered a business in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). As such, the Purchased Assets and the Assumed Liabilities are recognized at fair value, with the excess of the fair value of the purchase consideration allocated to the non-financial assets acquired.

The allocation of the purchase consideration requires management to make significant estimates in determining the fair values of assets acquired and liabilities assumed. These estimates are based on information obtained from management of the acquired companies and historical experience. These estimates can include, but are not limited to, the cash flows that an asset is expected to generate in the future and the cost savings expected to be derived from acquiring an asset. These estimates are inherently uncertain and unpredictable, and if different estimates were used, the purchase consideration for the acquisition could be allocated to the acquired assets and liabilities differently from the allocation that the Company has made.

Discontinued Operations

On March 26, 2024, the Company completed the AxoBio Disposition as described in Note 13. In accordance with ASC 205, Presentation of Financial Statements, Discontinued Operations, Other Presentation Matters (“ASC 205”), the assets and liabilities of AxoBio (as defined in Note 13) are classified as available for sale on the accompanying unaudited condensed consolidated balance sheets, and the results of its operations are reported as discontinued operations in the accompanying unaudited condensed consolidated statements of operations.

Segment Reporting

ASC Topic No. 280, Segment Reporting (“ASC 280”), establishes standards for the way that public business enterprises report information about operating segments in their unaudited condensed consolidated financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. ASC 280 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company’s business segments are based on the organization structure used by the chief operating decision maker for making operating and investment decisions and for assessing performance. Our chief executive officer, who is our chief operating decision maker, views the Company’s operations and manages its business in one operating segment, which is principally the business of development and commercialization of bio-aesthetic products.

Cash and Cash Equivalents

Cash includes cash on hand and demand deposit accounts, and cash equivalents include highly liquid instruments with maturities of three months or less. Cash and cash equivalents are held by financial institutions and are federally insured up to certain limits. At times, the Company’s cash and cash equivalents balance exceeds the federally insured limits, which potentially subjects the Company to concentrations of credit risk. For the three months ended March 31, 2025 and 2024, the Company has experienced no losses related to its cash and cash equivalents that exceed federally insured deposit limits, and as of March 31, 2025, the Company had $185,803 of cash balances in excess of such limits. As of March 31, 2025 and December 31, 2024, the Company had cash equivalents of $25,455 and $25,374, respectively.

Accounts Receivable

Accounts receivable are recorded at the original invoice amount. Receivables are considered past due based on the contractual payment terms. The Company reserves a percentage of its trade receivable balance based on collection history and current economic trends that it expects will impact the level of credit losses over the life of the Company’s receivables. These reserves are re-evaluated on a regular basis and adjusted as needed. Once a receivable is deemed to be uncollectible, such balance is charged against the reserve. The Company had no reserve related to the potential likelihood of not collecting its receivables as of March 31, 2025 and December 31, 2024.

Inventory

The Company’s inventory consists of raw materials, work-in-process, and finished goods and is stated at the lower of cost or net realizable value. Cost is calculated by applying the average cost method. The Company regularly reviews inventory quantities on hand and writes down to its net realizable value any inventory that it believes to be impaired. Management considers forecast demand in relation to the inventory on hand, the competitiveness of product offerings, market conditions, and product life cycles when determining excess and obsolescence and net realizable value adjustments. The Company had no reserve for obsolescence as of March 31, 2025 and December 31, 2024.

Deferred Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, Expenses of Offering. ASC 340-10-S99-1 states that specific incremental costs directly attributable to a proposed or actual offering of equity securities incurred prior to the effective date of the offering may be deferred and charged against the gross proceeds of the offering when the offering occurs. As of December 31, 2024, the Company capitalized deferred offering costs of $86,314 related to the 2025 Private Placement as detailed in Note 11.

Forward Purchase Agreement

In July 2023, the Company entered into a forward purchase agreement (the “FPA”) with each of Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”), and Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MCP, MSOF, and MSTO collectively as the “Sellers” or “Meteora”) providing for an over-the-counter prepaid equity forward transaction relating to 56,865 shares of Common Stock. The FPA was recorded at fair value, with changes in fair value recognized in the unaudited condensed consolidated statements of operations. In August 2024, the Company and Meteora amended the settlement method provision of the FPA from physical settlement to cash settlement (the FPA as amended, the “2024 FPA” and the amendment to the FPA, the “FPA Amendment”). At the end of the Valuation Period (as defined in the 2024 FPA), a cash amount payable to the Company would equal the number of unsold shares multiplied by the daily volume-weighted average price over the Valuation Period, less a settlement adjustment equal to the number of unsold recycled shares multiplied by $22.50. If the net settlement amount was negative, no amounts were due to or from the Company. No shares were sold pursuant to the 2024 FPA, and the Valuation Period terminated in October 2024 with no amounts due to or from the Company.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Maintenance and repair charges are expensed as incurred. Fixed assets are depreciated under the straight-line method using the following estimated useful lives:

•
Equipment – 5-7 years
•
Leasehold improvements – The lesser of 10 years or the remaining life of the lease
•
Furniture and fixtures – 7 years

Intangible Assets

Finite-lived intangible assets are related to patent costs directly associated with the submission of Company patent applications. These intangible assets are carried at cost and amortized based on an estimated economic benefit period of 16 years. Gross patent costs of $70,746 as of March 31, 2025 and December 31, 2024 are being amortized on a straight-line basis over the patent term and are stated net of accumulated amortization of $52,242 and $51,105, respectively. The Company evaluates finite-lived intangible assets for impairment by assessing the recoverability of these assets whenever adverse events or changes in circumstances or business climate indicate that expected undiscounted future cash flows related to such intangible assets may not be sufficient to support the net book value of such assets. An impairment charge is recognized in the period of identification to the extent the carrying amount of an asset exceeds the fair value of such asset. Significant judgments required in assessing the impairment of intangible assets include the assumption that the Company only has a single reporting unit, identifying whether events or changes in circumstances require an impairment assessment, estimating future cash flows, determining appropriate discount and growth rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and whether an impairment exists and, if so, the amount of that impairment. No asset impairment was recognized during the three months ended March 31, 2025 and 2024, and amortization expense totaled $1,137 and $1,132 during the three months ended March 31, 2025 and 2024, respectively.

Revenue Recognition

The Company accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective adoption method. Under ASC 606, revenues are recognized when control of the promised goods or services is transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to in exchange for transferring those goods or services. Revenue is recognized based on the following five-step model:

•
Identification of the contract with a customer
•
Identification of the performance obligations in the contract
•
Determination of the transaction price
•
Allocation of the transaction price to the performance obligations in the contract
•
Recognition of revenue when, or as, the Company satisfies a performance obligation

The Company primarily sells its products to customers within the United States. Revenues from these product sales are recognized when the customer obtains control of the product, which occurs at a point in time, typically upon shipment, at a standard transaction price for the specific product sold.

The Company has elected to apply the significant financing practical expedient, as allowed under ASC 606. As a result, the Company does not adjust the promised amount of consideration in a customer contract for the effects of a significant financing component when the period of time between when the Company transfers a promised good or service to a customer and when the customer pays for the good or service will be one year or less. The Company has standard payment terms that generally require payment within approximately 30 days. The Company had no material contract assets, contract liabilities, or deferred contract costs recorded as of March 31, 2025 and December 31, 2024. The Company expenses costs to obtain a contract as incurred when the amortization period is less than one year.

Cost of Sales

Cost of sales is comprised of all costs to manufacture or purchase our products, third-party logistics and distribution costs, including packaging, freight, transportation, shipping and handling costs, and inventory adjustments due to expiring products, if any. Cost of sales also includes the Royalties on the sale of Elevai's products.

Selling and Marketing Expenses

Selling and marketing expenses are recognized as incurred and consist primarily of advertising costs, commissions and distribution and marketing costs. For the three months ended March 31, 2025 and 2024, sales and marketing expenses totaled $280,549 and $0, respectively.

Research and Development Expenses

Research and development expenses are expensed as incurred and consist principally of internal and external costs, including personnel costs, laboratory supplies and consumables, and external testing services.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes(“ASC 740”). Under ASC 740, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2025 and December 31, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position.

Net Loss Per Share

The Company computes net loss per share in accordance with ASC 260, Earnings per Share. The Company computes basic loss per share by dividing the loss attributable to holders of Common Stock for the period by the weighted average number of shares of Common Stock outstanding during the period. The Company’s options, warrants and preferred stock could potentially be exercised or converted into Common Stock and then share in the earnings of the Company. However, these instruments were excluded when calculating diluted loss per share because such inclusion would be anti-dilutive for the periods presented. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Potentially dilutive securities not included in diluted weighted average shares outstanding for the three months ended March 31, 2025 and 2024, consist of the following (in common stock equivalents):

	March 31,
	2025	2024
Common Stock options	104,216	45,784
Common Stock warrants	442,078	153,925
Promissory Notes (if converted)	—	6,165
Total Common Stock equivalents	546,294	205,874

Stock-Based Compensation

The Company applies the provisions of ASC 718, Compensation-Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense for all stock-based awards made to employees, including employee stock options, in the unaudited condensed consolidated statements of operations.

For stock options issued to employees and members of the Company’s Board of Directors (the “Board”) for their services, the Company estimates each option’s grant-date fair value using the Black-Scholes option pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the Common Stock consistent with the expected life of the option, risk-free interest rates, and expected dividend yields of the Common Stock. For awards subject to service-based vesting conditions, including those with a graded vesting schedule, the Company recognizes stock-based compensation expense equal to the grant date fair value of stock options on a straight-line basis over the requisite service period, generally the vesting term. Forfeitures are recorded as incurred instead of estimated at the time of grant and revised.

Under Accounting Standards Update (“ASU”) 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Non-Employee Share-Based Payment Accounting, the Company accounts for stock options issued to non-employees for their services in accordance with ASC 718. The Company uses valuation methods and assumptions to value the stock options that are in line with the process for valuing employee stock options noted above.

Leases

The Company accounts for leases in accordance with ASC 842, Leases (“ASC 842”). The Company determines if an arrangement contains a lease at inception as defined by ASC 842. To meet the definition of a lease under ASC 842, the contractual arrangement must convey to the Company the right to control the use of an identifiable asset for a period of time in exchange for consideration. Right of Use (“ROU”) assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. Lease expense is recognized on a straight-line basis over the lease term.

Fair Value Measurements and Fair Value of Financial Instruments

The Company categorizes its assets and liabilities that are valued at fair value on a recurring basis into a three-level fair value hierarchy in accordance with GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

•
Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.
•
Level 2 - Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.
•
Level 3 - Inputs are unobservable inputs that reflect the reporting entity’s assumptions on the assumptions the market participants would use to price the asset or liability based on the best available information.

The carrying value of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and consideration payable approximate fair value because of the short-term nature of such instruments. Under the fair value hierarchy, cash and cash equivalents are classified as Level 1.

Other financial assets and liabilities are categorized based on a hierarchy of inputs as follows:

	March 31, 2025		December 31, 2024		Fair Value
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value	Input Hierarchy
Money market accounts	$25,455	$25,455	$25,374	$25,374	Level 1
Earnout liabilities	301,633	301,633	—	—	Level 3

Changes in the fair value of Level 3 financial liabilities for the three months ended March 31, 2025 are as follows:

Earnout Liabilities:
Balance, beginning of year	$—
Initial recognition	301,633
Change in fair value	—
Balance, end of period	$301,633

In connection with the Elevai Acquisition, the Seller is entitled to a $56,525 cash earnout to be paid within 60 days following the sale certain inventory as described in Note 4. In addition, the Buyer will pay to Seller a one-time payment of $500,000 if Buyer achieves $500,000 in net revenue from sales of Seller’s existing hair and scalp products as described in Note 4.

The fair value of the earnout liability associated with the sale of inventory was estimated using the following assumptions:

	January 16, 2025	March 31, 2025
Discount rate	21%	21%
Probability of milestone achievement	100%	100%
Expected term (in years)	1.00	0.79

The fair value of the earnout liability associated with the hair and scalp products was estimated using the following assumptions:

	January 16, 2025	March 31, 2025
Discount rate	21%	21%
Probability of milestone achievement	75%	75%
Expected term (in years)	2.00	1.79

NOTE 3 — GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

The unaudited condensed consolidated financial statements were prepared under the assumption that we would continue our operations as a going concern, which contemplates the realization of assets and the satisfaction of liabilities during the normal course of business. The Company had negative net working capital of $3,805,736 as of March 31, 2025, and a net loss from continuing operations of $1,505,867, and negative net cash flow from operations of $752,953 for the three months ended March 31, 2025.

Due to its current liabilities and other potential liabilities, the cash available to the Company may not be sufficient to allow the Company to operate for at least 12 months from the date these unaudited condensed consolidated financial statements are available for issuance. The Company may need to raise additional capital through equity or debt issuances. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations and reducing payroll expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These unaudited condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

As more fully described in Note 11, the Company closed an offering of Common Stock and Common Stock Warrants on January 2, 2025 in the 2025 Private Placement, resulting in gross proceeds to the Company of approximately $1.85 million. In addition, the Company closed on the acquisition of the operating assets of Elevai Skincare in the Elevai Acquisition on January 16, 2025, as more fully described in Note 4. Elevai Skincare’s skincare and haircare products generated revenue of approximately $2.5 million in 2024.

The Company has also refocused its research and development efforts on cosmetic skincare products that have near-term commercial potential, reprioritized research and development, and ceased clinical studies of product candidates that will take more than a year to commercialize. The Company is also exploring the out-licensing of certain research and development programs to enhance its liquidity. In the third quarter of 2023 and the first quarter of 2024, the Company significantly reduced its operating expenses going forward by terminating certain executives serving as part-time consultants and full-time employees in non-core areas or overlapping business functions. In addition, the Company terminated a lease on redundant facility space in August 2024.

NOTE 4 — ELEVAI ACQUISITION

The Elevai Acquisition is accounted for as an asset purchase as it did not meet the screening test under GAAP to be considered a business pursuant to ASC 805. As such, the Purchased Assets and the Assumed Liabilities are recognized at fair value, with the excess of the fair value of the purchase consideration allocated to the non-financial assets acquired. For purposes of estimating the fair value, where applicable, of the assets acquired and liabilities assumed as reflected in the unaudited condensed consolidated financial information, the Company has applied the guidance in ASC 820, Fair Value Measurements and Disclosures(“ASC 820”), which establishes a framework for measuring fair value. In accordance with ASC 820, fair value is an exit price and is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”

The consideration in the Elevai Acquisition (the “Elevai Consideration”) consisted of the following:

Common Stock - 38,308 shares issued	$660,805
Common Stock - 3,927 shares withheld	67,742
Earnout liabilities	301,633
Estimated costs related to acquisition	150,000
Total estimated value of consideration transferred	$1,180,180

In connection with the Elevai Acquisition, the Seller is entitled to $56,525 in cash to be paid within 60 days following the sale by Buyer of all 7,500 units of the Enfinity product and 20,000 tubes of the Empower product included in the Purchased Assets as of the Closing. Following the Closing, the Company will also pay the following additional earnout consideration for the Purchased Assets, if and when payable: (a) Buyer will pay to Seller the Royalties and (b) Buyer will pay to Seller a one-time payment of $500,000 if Buyer achieves

$500,000 in net revenue from sales of Seller’s existing hair and scalp products as of the Closing on or before the 24-month anniversary of the Closing Date (the “Elevai Earnout”).

In accordance with ASC 815-40, as the Elevai Earnout was not indexed to the Common Stock, it was accounted for as a liability at the Closing and is subsequently remeasured at each reporting date with changes in fair value recorded as an adjustment to the Purchased Assets.

The total purchase consideration transferred in the Elevai Acquisition has been allocated to the Purchased Assets and Assumed Liabilities based on their fair values at the acquisition date. The allocation of the purchase consideration was as follows:

Accounts receivable	$76,555
Inventory	1,286,139
Prepaid expenses and deposits	94,567
Right of use asset	51,721
Property and equipment	47,618
Total assets	1,556,600
Accounts payable	309,974
Customer deposits	13,806
Operating lease liability	52,640
Net assets to be acquired	$1,180,180

The Company estimated the fair value of the acquired inventories based on the selling price less costs to sell and recorded the fair value step-up of approximately $410,145 at the Closing Date. The fair value step-up is recognized in cost of sales as the related products sold.

The Company determined that the Elevai Acquisition was deemed significant to the Company in accordance with Rule 3-05 of Regulation S-X. As required by ASC 805, the following unaudited pro forma statements of operations for the three months ended March 31, 2025 and 2024 give effect to the Elevai Acquisition as if it had been completed on January 1, 2024. The unaudited pro forma financial information below is presented for illustrative purposes only and is not necessarily indicative of what the operating results actually would have been during the periods presented had the Elevai Acquisition been completed during the periods presented. In addition, the unaudited pro forma financial information does not purport to project future operating results. The pro forma statements of operations do not fully reflect: (i) any anticipated synergies (or costs to achieve synergies) or (ii) the impact of non-recurring items directly related to the Elevai Acquisition.

	Three months ended March 31,
	2025	2024
Net sales from the unaudited condensed consolidated statements of operations	$510,353	$—
Add: Elevai Skincare net sales not reflected in the unaudited condensed consolidated statements of operations	152,381	614,563
Unaudited pro forma net sales	$662,734	$614,563

Net loss from the unaudited condensed consolidated statements of operations	$(1,505,867)	$(3,270,959)
Add: Elevai Skincare net loss not reflected in the unaudited condensed consolidated statements of operations (1)	(27,644)	(1,263,272)
Unaudited pro forma net loss	$(1,533,511)	$(4,534,231)

(1)
Includes an adjustment to reflect the additional costs of goods sold of $0 and $410,145 for the three months ended March 31, 2025 and 2024, respectively, that would have been expensed assuming the fair value step-up to inventory had been applied on January 1, 2024.

NOTE 5 — INVENTORY

Inventory consists of the following:

	March 31, 2025	December 31, 2024
Raw materials	$826,231	$86,390
Work-in-process	51,807	19,229
Finished goods	501,602	3,086
Total	$1,379,640	$108,705

NOTE 6 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	March 31, 2025	December 31, 2024
Lab equipment	$732,844	$696,648
Leasehold improvements	115,333	115,333
Furniture and fixtures	15,002	3,580
	863,179	815,561
Less: accumulated depreciation	(724,470)	(701,655)
Property and equipment, net	$138,709	$113,906

Depreciation expense included in loss from continuing operations in the accompanying unaudited condensed consolidated statements of operations was $22,815 and $22,399 for the three months ended March 31, 2025 and 2024, respectively. Depreciation expense included in discontinued operations in the accompanying unaudited condensed consolidated statements of operations was $10,828 for the three months ended March 31, 2024.

NOTE 7 — ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following amounts:

	March 31, 2025	December 31, 2024
Accrued severance	$107,642	$—
Other accrued expenses	369,269	313,713
Accrued expenses and other liabilities	$476,911	$313,713

NOTE 8 —DEBT

Insurance Premium Financing

In July 2024, the Company entered into an agreement with a third party to finance a $423,687 premium on an insurance policy. This financing agreement has a monthly payment of $40,467, accrues interest at a rate of 9.99%, and matures in June 2025. As of March 31, 2025 and December 31, 2024, there was $119,409 and $235,884, respectively, of principal outstanding under this financing agreement.

In April 2024, the Company entered into another agreement with a third party to finance a $29,911 premium on an insurance policy. This financing agreement has a monthly payment amount of $2,761, accrues interest at a rate of 9.99% and matures in February 2025. As of March 31, 2025 and December 31, 2024, there was $0 and $5,274, respectively, of principal outstanding under this financing agreement.

Interest expense on these financing agreements totaled $4,993 and $11,566 for the three months ended March 31, 2025 and 2024, respectively.

U.S. Small Business Administration (SBA) Loan

AxoBio had an outstanding loan with the SBA with total principal outstanding of $2,000,000 (the “SBA Loan”). Interest under the SBA Loan accrued at a simple interest rate of 3.75% annually on funds outstanding as of the anniversary date of the initial borrowing. A monthly payment in the amount of $9,953 began in December 2023 and continues for a total of 30 years. In connection with the AxoBio Acquisition, as described in Note 13, the SBA Loan was adjusted to fair value, which, excluding accrued interest, was determined to be $1,498,000. The difference in the outstanding principal and fair value of $502,000 was recorded as debt discount and amortized over the remaining term of the loan using the effective interest method. The Company incurred interest expense of $17,571 and amortization of debt discount of $4,242 for the three months ended March 31, 2024. The interest expense and amortization of debt discount related to the SBA Loan are classified as a component of discontinued operations in the accompanying unaudited condensed consolidated statements of operations.

Related Party Loans

AxoBio had several promissory notes outstanding to Burns Ventures, LLC (the “Burns Notes”) with total principal outstanding of $5,610,000. The owner of Burns Ventures LLC was a former stockholder of AxoBio. Interest on the Burns Notes was payable quarterly at a fixed interest rate of 7.00%. The Burns Notes required no monthly payments and were due in full at maturity date on December 31,

2024. Interest expense for the Burns Notes totaled $89,448 for the three months ended March 31, 2024. The interest expense related to the Burns Notes is classified as a component of discontinued operations in the accompanying unaudited condensed consolidated statements of operations.

2023 Promissory Notes

During the year ended December 31, 2023, the Company received proceeds of $848,500 from 26 zero-coupon Promissory Notes (the “Promissory Notes”). The Promissory Notes had a maturity date of one year from the date of issuance. The principal of the Promissory Notes was due in full at maturity. All Promissory Notes had a proportionate number of Common Stock warrants for 550 shares of Common Stock issued in connection with the issuance of the Promissory Notes with a fair value of $55,062. These warrants vested immediately and have a term of 5 years, with exercise prices ranging from $345.00 to $429.00. The fair value of these warrants was recorded as debt discount and was amortized over the term of the loans using the effective interest method. Debt discount amortization was $0 and $13,468 for the three months ended March 31, 2025 and 2024, respectively. Pursuant to the terms of the Promissory Notes, the Board elected to repay all maturities of the Promissory Notes in shares of Common Stock. During the three months ended March 31, 2024, the Company issued 3,861 shares of Common Stock to repay the Promissory Notes with an aggregate principal amount of $375,000.

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Yuva License Agreement

The Company's haircare product acquired in the Elevai Acquisition utilizes the proprietary compounds licensed from Yuva BioSciences, Inc. (“Yuva”) pursuant to the Collaboration and License Agreement, dated November 28, 2023 (the “Yuva License”), by and between Yuva and the Company (as assignee of Parent). This license provides the Company with a non-exclusive, non-transferable, non-assignable, royalty-bearing right to certain of Yuva’s intellectual property, with the right to sublicense, to develop, manufacture, and commercialize skincare products in the United States, Canada, and other mutually agreed to territories that contain Yuva’s proprietary compound and the Company's exosome-based ingredients or skincare products and Elevai ExosomesTM, which serve as a carrier for Yuva’s proprietary compound. In accordance with the terms of the Yuva License, the Company is obligated to pay minimum royalties (as specified in the Yuva License) to Yuva based on the completion of a joint clinical trial and earned royalties based on net sales of Elevai products.

CMU License Agreement

On January 30, 2008, the Company and Carnegie Mellon University (“CMU”) entered into a License Agreement, as amended by that certain Amendment No. 1 to License Agreement, dated as of July 19, 2011, as further amended by that certain Amendment No. 2 to License Agreement, dated as of February 8, 2016, as further amended by that certain Amendment No. 3 to License Agreement, dated as of February 27, 2020 and as further amended by that certain Amendment No. 4 to License Agreement, dated November 23, 2021 (collectively, the “Amended License Agreement”). The Amended License Agreement provides the Company with an exclusive, worldwide right to use certain technology of CMU relating to biocompatible plasma-based plastics to make, have made, use, and otherwise dispose of licensed products and to create derivatives for the field of use. The Company is required to use its best efforts to effect the introduction of the licensed technology into the commercial market as soon as possible and meet certain milestones as stipulated within the Amended License Agreement. CMU retains the right to use any derivative technology developed by the Company due to its use of this technology and retains the intellectual property rights to the licensed technology, including patents, copyrights, and trademarks.

The Amended License Agreement is effective until January 30, 2028, or until the expiration of the last-to-expire patent relating to this technology, whichever comes later, unless otherwise terminated under another provision within the Amended License Agreement. Failure to perform in accordance with the agreed-upon milestones is grounds for CMU to terminate the Amended License Agreement prior to the expiration date. As a partial royalty for the license rights, the Company issued 66,913 shares of Common Stock to CMU. In addition, in 2008, the Company issued a warrant which was exercised in full in 2011 for 98,938 shares of Common Stock. Prior to a qualified initial public offering or a qualified sale, CMU has the right to subscribe for additional equity securities to maintain its then percentage of ownership in the Company. The Business Combination (as defined below) did not qualify as a qualified initial public offering or qualified sale under the Amended License Agreement.

Royalties payable by the Company to CMU are 2.07% of net sales, as defined in the Amended License Agreement. The Company is also required to pay CMU 25% of any sublicense fees received, due, and payable upon receipt of the sublicense fees by the Company. All payments due to CMU are due within sixty (60) days after the end of each fiscal quarter. All overdue payments bear interest at a rate equal to the Prime Rate (as defined in the Amended License Agreement) in effect at the date such amounts are due, plus 4%. No royalties were accrued or paid during the three months ended March 31, 2025 and 2024.

In conjunction with the Company's restructuring, as described in Note 2, it ceased clinical studies of product candidates utilizing the technology licensed from CMU and has paused further research and development on these product candidates.

The Company is obligated to reimburse CMU for all patent expenses and fees incurred to date by CMU for the licensed technology at the earlier of (1) three years from the effective date of the Amended License Agreement; (2) the closing date of a change in control event; and (3) for international patents, from the start of expenses for patenting outside of the United States of America. There were no reimbursed expenses and no amounts owed related to reimbursable expenses for the three months ended March 31, 2025 and 2024.

Convertible Notes

On January 19, 2022, the Company issued two senior secured convertible notes (the “Convertible Notes”) of $1,111,111 each to two investors (the “Holders”), due on January 19, 2023. The Convertible Notes bore interest at 10% (18% upon default). The Company was required to make monthly interest payments for the interest incurred and required monthly principal payments of $158,730 beginning on July 19, 2022. The Convertible Notes were collateralized by certain of the assets (including current and future intellectual property) of the Company. The Convertible Notes were issued with a 10% discount and were subject to an 8% commission due to the underwriter. These fees were recorded as debt discount. In addition, each of the Holders received warrants to subscribe for and purchase up to 5,180 shares of Common Stock (the “Convertible Note Warrants”). Each Convertible Note Warrant is exercisable at a price of $4.80 per warrant share, vested immediately, and has a term of five years. The fair value of the Convertible Note Warrants at the time of issuance was $409,483, which was recorded as debt discount. The Convertible Notes are convertible at the option of the Holders into shares of Common Stock at a fixed conversion price equal to the lesser of $107.10 per share and a 25% discount to the price of the Common Stock in a Qualified Offering (as defined in the Convertible Notes) (as adjusted, the “Conversion Price”). In the event units consisting of Common Stock and warrants are issued in a Qualified Offering, the Convertible Notes are convertible into Common Stock and warrants. If, at any time while the Convertible Notes are outstanding, the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock equivalents entitling any person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price”), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustments are to be made whenever such Common Stock or Common Stock equivalents are issued. Multiple events have triggered the down-round feature of the base conversion price. As of December 31, 2022, the Base Conversion Price was $53.70.

The conversion feature within the Convertible Notes met the requirements to be treated as a derivative. Accordingly, the Company estimated the fair value of the Convertible Notes derivative using the Monte Carlo Method as of the date of issuance. The fair value of the derivative was determined to be $1,110,459 at the time of issuance and was recorded as a liability with an offsetting amount recorded as a debt discount. The derivative is revalued at the end of each reporting period, and any change in fair value is recorded as a gain or loss in the unaudited condensed consolidated statements of operations.

Proceeds from the sales of the Convertible Notes with Convertible Note Warrants were allocated to the two elements based on the relative fair value of the Convertible Notes without the Convertible Note Warrants and the Convertible Note Warrants themselves at the time of issuance. The total amount allocated to the Convertible Note Warrants was $409,483 and accounted for as paid-in capital. The discount amount was calculated by determining the aggregate fair value of the warrants using the Black-Scholes option pricing model.

On July 19, 2022, the Company defaulted on the Convertible Notes. Under the terms of the Convertible Notes, upon an event of default, there would be a 25% increase to the outstanding principal, in addition to the interest rate increasing from 10% to 18%. Upon the event of default, the unamortized debt discount of $958,899 was accelerated and expensed, and the 25% increase in outstanding principal of $555,556 was recorded as interest expense.

On November 2, 2022, the Company received a letter (“Notice of Acceleration”) from one of the Holders, notifying it of an Event of Default under the Convertible Notes. The Company entered into an agreement with such Holder, Puritan Partners LLC (“Puritan”), in connection with the Notice of Acceleration on December 19, 2022. Based on the representations, warranties and agreements and in consideration of the Company's agreement to pay Puritan (i) the outstanding principal amount, plus accrued interest, late fees and all other amounts then owed as specified in the Convertible Notes and (ii) 833 freely tradeable shares of Common Stock (not subject to lock-up or any other restrictions on transfer) at a price of $300.00 per share, Puritan withdrew and rescinded the Notice of Acceleration, and such Notice of Acceleration was deemed null and void and had no further force or effect. Puritan further agreed that, based on the representations and warranties, and agreements contained in such agreement, it shall not issue any further notices of acceleration or default notices under the Convertible Notes, seek repayment of any amounts due under the Convertible Notes, or seek to exercise any other remedies contained in the Convertible Notes and other related agreements in regard to non-payment of the Convertible Notes from the date of the Notice of Acceleration until June 30, 2023.

Subsequent to the closing of the Company's business combination with Carmell Therapeutics Corporation in July 2023 (the “Business Combination”), the Company repaid $2,649,874 to the Holders, which represented the original principal amount of the Convertible Notes plus accrued interest at a rate of 25%, which the Company believes is the maximum rate permissible under New York State usury laws. In addition, the Company issued Puritan 833 freely tradeable shares of Common Stock. In the fourth quarter of 2023, both Holders provided notice to the Company demanding additional payment of principal and interest on the Convertible Notes in an approximate amount of $600,000 per Holder at the closing of the Business Combination with additional interest thereon. In the case of Puritan, following the Business Combination, Puritan alleged that the Business Combination constituted a “Fundamental Transaction” under the terms of the Convertible Note Warrants, resulting in a purported right for Puritan to require the Company to repurchase such Convertible Note Warrants at a purchase price equal to the Black-Scholes Value of the unexercised portion of such Convertible Note Warrants as of the closing of the Business Combination. Puritan calculated the cash amount of such repurchase to be $1,914,123. The Company believes that this calculation is inaccurate. The other Holder demanded to be provided with its share of the Convertible Note Warrants. Puritan has also asserted damages in connection with the timing of the issuance to it of 833 freely tradeable shares of Common Stock. The Company believes that it provided freely tradeable shares to Puritan at the same time as other stockholders. Puritan’s total claims, inclusive of the amounts paid at the Closing Date, exceed $4,050,000 in connection with a loan for which the Company received $1,000,000. Management of the Company believes that its obligations under the Convertible Notes and Convertible Note Warrants have been satisfied and that no additional payments are due to the Holders, and the Company has conveyed its position to the Holders. As described in further detail below, Puritan has filed a complaint against the Company related to these allegations. There can be no assurance that these or similar matters will not result in further arbitration, litigation or other dispute resolution, which may not be resolved in our favor and may adversely impact our financial condition.

On November 8, 2023, Puritan filed a complaint captioned Puritan Partners LLC v. Carmell Regen Med Corporation et al., No. 655566/2023 (New York Supreme Court, New York County), naming the Company as a defendant. In the complaint, Puritan asserts that the Company breached its obligations under the Convertible Notes and the Convertible Note Warrants. Puritan also asserts that the Company did not comply with its obligations to provide Puritan with 833 freely tradeable shares of Common Stock in a timely manner. Puritan asserts claims for declaratory judgment, breach of contract, conversion, foreclosure of its security interest, replevin, unjust enrichment, and indemnification, and seeks remedies, including damages totaling $2,725,000 through November 1, 2023, additional fees and interest thereafter, costs and attorney’s fees, an order of foreclosure on its security interest, and other declaratory relief. The Company carried an accrual for interest payable of $1,175,845 as of March 31, 2025 and December 31, 2024 related to the Convertible Notes. The Company moved to dismiss the complaint. In July 2024, the court dismissed four of the eight claims in the complaint without prejudice. The case is currently in the discovery phase with respect to the remaining claims, which is expected to last into the third quarter of 2025. The Company intends to defend itself vigorously against this litigation. However, there can be no assurance that this matter will be resolved in the Company’s favor, and an adverse outcome could have a material adverse effect on the Company’s financial condition.

NOTE 10 — PROFIT-SHARING PLAN

The Company has 401(k) profit-sharing plans covering substantially all employees. The Company’s discretionary profit-sharing contributions are determined annually by the Board. No discretionary profit-sharing contributions were made to the plans during the three months ended March 31, 2025 and 2024.

NOTE 11 — STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock

As of March 31, 2025 and December 31, 2024, the Company was authorized to issue 250,000,000 shares of Common Stock and had 1,003,995 and 696,847, respectively, shares issued and outstanding.

On January 2, 2025, the Company closed on the 2025 Private Placement, pursuant to which the Company agreed to sell and issue to the Purchasers, at the Closing, (i) an aggregate of 268,840 shares of Common Stock at an offering price of $6.90 per share, and (ii) Common Stock Warrants to purchase up to an aggregate of 268,840 shares of Common Stock at an exercise price of $6.90 per share. The Common Stock Warrants became exercisable on May 25, 2025, and have a term of five years from the issuance thereof. Upon the closing of the 2025 Private Placement, the Company issued warrants to purchase up to 18,540 shares of Common Stock to the Placement Agent. These warrants have an exercise price of $6.90, a term of five years, and become exercisable on the six-month anniversary of their issuance. The fair value of the placement agent warrants was approximately $310,000. A member of the Company's board of directors is a managing partner of the Placement Agent.

The aggregate gross proceeds for the 2025 Private Placement were approximately $1.85 million, before deducting fees of $0.19 million paid to the Placement Agent and other offering expenses of $0.03 million payable by the Company.

Upon the Closing, the purchase consideration for the Elevai Acquisition consisted of 38,308 shares of Common Stock and 3,927 additional shares of Common Stock to be withheld by the Company for 12 months after the Closing to secure the indemnification obligations of Seller and Parent under the Asset Purchase Agreement. These shares had fair values of $660,805 and $67,742, respectively. The withheld shares are disclosed as Consideration Payable on the unaudited condensed consolidated balance sheet as of March 31, 2025.

In conjunction with the AxoBio Disposition in March 2024, the Closing Share Consideration (as defined in Note 13), including 128,178 shares of Common Stock issued for the AxoBio Acquisition, were returned to the Company and retired.

Series A Voting Convertible Preferred Stock

In connection with the AxoBio Acquisition, the Company issued 4,243 shares of Series A Preferred Stock (as defined in Note 13) to former stockholders of AxoBio as part of the Closing Share Consideration. In conjunction with the AxoBio Disposition in March 2024, such shares were returned to the Company and were retired.

2023 Long-Term Incentive Plan

In July 2023, the stockholders of the Company approved the 2023 Long-Term Incentive Plan (the “2023 Plan”), which replaced the Amended and Restated 2009 Stock Incentive Plan (the “2009 Plan”). No new awards are being made under the 2009 Plan. Under the 2023 Plan, the Board may grant awards of stock options, stock appreciation rights, restricted stock, restricted stock units or other stock-based awards to employees and other recipients as determined by the Board. The exercise price per share for an option granted to employees owning stock representing more than 10% of the Company at the time of the grant cannot be less than 110% of the fair market value. Incentive and non-qualified stock options granted to all persons shall be granted at a price no less than 100% of the fair market value and any price determined by the Board. Options expire no more than ten years after the date of the grant. Incentive stock options to employees owning more than 10% of the Company expire no more than five years after the date of grant. The vesting of stock options is determined by the Board. Generally, the options vest over a four-year period at a rate of 25% one year following the date of grant, with the remaining shares vesting equally on a monthly basis over the subsequent thirty-six months.

The maximum number of shares that may be issued under the 2023 Plan is the sum of: (i) 34,880, (ii) an annual increase on January 1, 2024 and each anniversary of such date prior to the termination of the 2023 Plan, equal to the lesser of (a) 4% of the outstanding shares of our Common Stock determined on a fully diluted basis as of the immediately preceding year-end and (b) such smaller number of shares as determined by the Board or the compensation committee of the Board, and (iii) the shares of Common Stock subject to 2009 Plan awards, to the extent those shares are added into the 2023 Plan by operation of the recycling provisions described below.

The initial maximum number of shares of Common Stock that may be issued under the 2023 Plan through incentive stock options was 34,880, provided that this limit automatically increases on January 1 of each year for a period of not more than ten years, commencing on January 1, 2024 and ending on (and including) January 1, 2032, by an amount equal to the lesser of 50,000 shares or the number of shares added to the share pool as of such January 1, as described in clause (ii) of the preceding sentence. The following shares will be added (or added back) to the shares available for issuance under the 2023 Plan:

•
Shares subject to 2009 Plan or 2023 Plan awards that expire, terminate or are canceled or forfeited for any reason after the effectiveness of the 2023 Plan;
•
Shares that after the effectiveness of the 2023 Plan are withheld to satisfy the exercise price of an option issued under the 2009 Plan or 2023 Plan;
•
Shares that after the effectiveness of the 2023 Plan are withheld to satisfy tax withholding obligations related to any award under the 2009 Plan or 2023 Plan; and
•
Shares that after the effectiveness of the 2023 Plan are subject to a stock appreciation right that are not delivered on exercise or settlement.

However, the total number of shares underlying 2009 Plan awards that may be recycled into the 2023 Plan pursuant to the above-described rules will not exceed the number of shares underlying 2009 Plan awards as of the effective date of the 2023 Plan (as adjusted to reflect the Business Combination). Shares of Common Stock issued through the assumption or substitution of awards in connection with a future acquisition of another entity will not reduce the shares available for issuance under the 2023 Plan.

Warrant and Option Valuation

The Company computes the fair value of warrants and options granted using the Black-Scholes option pricing model. The expected term used for warrants and options issued to non-employees is the contractual life, and the expected term used for options issued to employees and directors is the estimated period that options granted are expected to be outstanding. The Company utilizes the “simplified” method to develop an estimate of the expected term of “plain vanilla” grants for stock options. The Company utilizes an expected volatility figure based on a review of the historical volatilities over a period equivalent to the expected life of the instrument valued by similarly positioned public companies within its industry. The risk-free interest rate was determined from the implied yields from U.S. Treasury zero-coupon bonds with a remaining term consistent with the expected term of the instrument being valued.

Warrants Outstanding

A summary of Common Stock warrant activity during the three months ended March 31, 2025 is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Outstanding, December 31, 2024	154,698	$324.75	3.62	$36,242
Issued	287,380	6.90
Outstanding, March 31, 2025	442,078	$110.63	4.27	$—
Exercisable, March 31, 2025	423,538	$115.17	4.25	$—

Option Activity and Summary

A summary of option activity during the three months ended March 31, 2025 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Aggregate Intrinsic Value
Outstanding, December 31, 2024	147,136	$36.07	9.36	$7,100
Expired/Cancelled	(42,920)	26.66
Outstanding, March 31, 2025	104,216	$39.94	9.00	$—
Vested/Exercisable, March 31, 2025	18,058	$80.31	7.76	$—

The Company recorded stock-based compensation expense related to its options of $114,829 and $211,469 for the three months ended March 31, 2025 and 2024, respectively. As of March 31, 2025, there was $1,780,577 of unrecognized compensation expense related to unvested stock options, which will be recognized over the weighted average remaining vesting period of 2.96 years.

NOTE 12 – INCOME TAXES

The Company did not record any income tax provision or benefit for the three months ended March 31, 2025 and 2024. The Company provides for a valuation allowance when it is more likely than not that it will not realize a portion of its deferred tax assets. The Company has established a valuation allowance against the net deferred tax asset due to the uncertainty that enough taxable income will be generated in those taxing jurisdictions to utilize the assets. Therefore, the Company has not reflected any benefit of such deferred tax assets in the accompanying unaudited condensed consolidated financial statements.

NOTE 13 – DISCONTINUED OPERATIONS

Axolotl Biologix, LLC (“AxoBio”) was acquired by the Company in August 2023 for (i) 128,178 shares of Common Stock and 4,243 shares of a newly designated series of Series A Convertible Voting Preferred Stock (the “Series A Preferred Stock”) issued upon the closing of the acquisition (the “Closing Share Consideration”), (ii) $8,000,000 in cash payable upon the delivery of AxoBio's audited financial statements (the “Closing Cash Consideration”), and (iii) up to $9,000,000 in cash and up to $66,000,000 in shares of Common Stock that, in each case, were subject to the achievement of certain revenue targets and research and development milestones (the “AxoBio Earnout”).

On March 26, 2024, the Company completed the disposition of AxoBio pursuant to a Membership Interest Purchase Agreement with the former stockholders of AxoBio (collectively, the “Buyers”), providing for the sale by the Company of all outstanding limited liability company interests of AxoBio (the “AxoBio Disposition”) to the Buyers. The consideration for the AxoBio Disposition consisted of (i) the Closing Share Consideration, (ii) cancellation of the notes payable to the Buyers in an aggregate principal amount of $8,000,000 issued as the Closing Cash Consideration in the AxoBio Acquisition and (iii) termination of the Company’s obligations with respect to the AxoBio Earnout.

The assets and liabilities of AxoBio as of March 26, 2024 consisted of the following:

Assets available for sale
Cash and cash equivalents	$30,001
Accounts receivable, net	4,495,200
Prepaid expenses	219,303
Inventories	3,036,107
Property and equipment, net	52,556
Intangible assets, net	21,636,947
Goodwill	19,188,278
Total assets available for sale	$48,658,392

Liabilities available for sale
Accounts payable	$6,612,869
Accrued interest	122,673
Accrued interest, related party	89,448
Other accrued expenses	72,581
Loans payable	1,509,312
Related party loans	5,610,000
Deferred consideration payable	8,000,000
Deferred income taxes	5,380,830
Total liabilities available for sale	$27,397,713

The significant components of discontinued operations for the three months ended March 31, 2024 in the accompanying unaudited condensed consolidated statements of income are as follows:

Operating expenses:
Research and development	89,972
General and administrative	470,686
Depreciation and amortization	636,449
Total operating expenses	1,197,107
Loss from operations	(1,197,107)
Other income (expense):
Amortization of debt discount	(4,242)
Interest expense, related party	(89,448)
Interest expense	(17,571)
Total other (expense) income	(111,261)
Loss before income taxes	(1,308,368)
Income tax benefit, deferred	156,092
Discontinued operations, net	$(1,152,276)

NOTE 14 – SUBSEQUENT EVENTS

20/20 Biolabs Merger Agreement

The Company and 20/20 Biolabs, Inc., a Delaware corporation (“Biolabs”), entered into an Agreement and Plan of Merger, dated April 11, 2025 (the “Merger Agreement”), by and among the Company, Biolabs, Longevity Health Biomarkers, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and Jonathan Cohen, as the Stockholder Representative (the “Stockholder Representative”), pursuant to which, among other matters, Merger Sub will merge with and into Biolabs, with Biolabs surviving the merger as the surviving corporation (the “surviving corporation”) and a wholly-owned subsidiary of Longevity (such transaction, the “Merger”).

Subject to the terms and conditions of the Merger Agreement, at the effective time of the merger, each then-outstanding share of Biolabs common stock and each then-outstanding share of Biolabs preferred stock will be converted into, and become exchangeable for, the right to receive (a) a number of shares of Common Stock based on a ratio calculated in accordance with the Merger Agreement and (b) the contingent right value right to be issued by the Company, representing the contractual right to receive a pro rata portion of up to 402,744 additional shares of Common Stock upon the achievement of the earnout milestones to be agreed upon by the parties on or before May 26, 2025, in accordance with the Merger Agreement and the Contingent Value Rights Agreement to be entered into at the

Closing, by and among Parent, an exchange agent to be mutually agreed upon by the Company and Biolabs, and the Stockholder Representative.

Pursuant to the Merger Agreement, prior to or concurrently with the Closing, the Company is required to consummate a financing through the sale of Company securities (the “Concurrent Financing”) to raise minimum gross proceeds of $4,000,000 (including only up to $2,000,000 of debt) on such terms as mutually agreed to by the Company and Biolabs. The proceeds from the Concurrent Financing shall be used, among other things, for working capital and general corporate purposes.

Reverse Stock Split

At the Effective Time, the Company effected the Reverse Stock Split at a ratio of 1:30. At the Effective Time, every 30 shares of Common Stock issued and outstanding immediately prior to the Effective Time were automatically combined into one issued and outstanding share of Common Stock without any change in the par value per share or the total number of authorized shares. The Reverse Stock Split reduced the number of outstanding shares of the Common Stock from approximately 30.1 million shares to approximately 1 million shares. Proportional adjustments were be made to the number of shares of Common Stock issuable upon exercise of the Company's outstanding stock options and warrants, as well as the applicable exercise prices, and to the number of shares issuable under the Company’s 2023 Equity Incentive Plan.

Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying unaudited condensed consolidated financial statements and the related notes contained in Part I, Item 1 of this Quarterly Report on Form 10-Q (this "Quarterly Report") and our audited consolidated financial statements and the notes thereto, Part I – Item 1A. “Risk Factors” and Part II – Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “2024 Annual Report”). Unless the context requires otherwise, references in this Quarterly Report to “Longevity,” the “Company,” “we,” “us,” or “our,” are intended to refer to Longevity Health Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries.

Cautionary Statement Regarding Forward-Looking Statements

This Quarterly Report includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations, assumptions and projections about future events. These forward-looking statements involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “future,” “intend,” “anticipate,” “likely,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements include, but are not limited to, statements and expectations regarding our ability to consummate the Merger (as defined below) contemplated by the Merger Agreement (as defined below) with Biolabs (as defined below) in a timely manner or at all; the risk that the Merger Agreement may be terminated in circumstances that require us to pay a $2 million termination fee to Biolabs; the satisfaction (or waiver) of the conditions to the closing of the Merger; potential delays in consummating the Merger; our ability to timely and successfully achieve the anticipated benefits of the Merger; the risk related to the diversion of management’s attention from our ongoing business operations as a result of the Merger; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement; the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally; the risk that the Merger disrupts our current plans and operations or affects our ability to retain or recruit key employees; costs related to the Merger; the effect of limitations that the Merger Agreement places on our ability to operate our business or engage in an alternate transaction; the risk that our stock price may decline significantly if the Merger is not completed; our ability to realize the benefits of the Reverse Stock Split (as defined below) and to achieve and maintain compliance with the continued listing requirements of the Nasdaq Stock Market LLC (“Nasdaq”); the launch and commercialization of our products, our ability to raise financing in the future; our success in retaining or recruiting key members of our management;, market acceptance of our products; regulatory developments related to the cosmetics industry; our ability to compete in our industry; our need to grow the size of our organization in the future and the management of such growth; outcomes related to any ongoing or future legal proceedings, including, but not limited to, in relation to the Merger or Merger Agreement; as well as all other statements other than statements of historical fact included in this Quarterly Report. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other filings we make with the U.S. Securities and Exchange Commission (the “SEC”), including those described under the section entitled Part II, Item 1A. “Risk Factors” in this Quarterly Report and under Part I, Item 1A, “Risk Factors” in the 2024 Annual Report. These forward-looking statements represent our estimates and assumptions as of the filing date of this Quarterly Report. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Overview

We are a bio-aesthetics company focused on longevity and healthy aging. We currently have two cosmetic product lines, Carmell SecretomeTMand Elevai ExosomesTM, that support skin and hair health. All of our cosmetic skincare and haircare products are tailored to meet the demanding technical requirements of professional care providers and discerning retail consumers. Our product pipeline also includes innovative regenerative bone and tissue healing products on which further research and development has been paused. The Company sells its products in the United States through three distinct channels, including business-to-business, direct-to-consumer and distributor sales channels.

New Developments

Reverse Stock Split

Effective as of 9 a.m., Eastern Time, on May 12, 2025 (the “Effective Time”), we effected a reverse stock split of our common stock, par value $0.0001 per share (the “Common Stock”) at a ratio of 1:30 (the “Reverse Stock Split”). At the Effective Time, every 30 shares of our Common Stock issued and outstanding immediately prior to the Effective Time were automatically combined into one issued and outstanding share of Common Stock without any change in the par value per share or the total number of authorized shares. The Reverse Stock Split reduced the number of outstanding shares of the Common Stock from approximately 30.1 million shares to approximately 1 million shares. Proportional adjustments were made to the number of shares of Common Stock issuable upon exercise of our outstanding stock options and warrants, as well as the applicable exercise prices, and to the number of shares issuable under our 2023 Equity Incentive Plan. All share numbers and per share amounts in this Form 10-Q have been restated to reflect the Reverse Stock Split.

20/20 Biolabs Merger

Longevity and 20/20 Biolabs, Inc., a Delaware corporation (“Biolabs”), entered into an Agreement and Plan of Merger, dated April 11, 2025 (the “Merger Agreement”), by and among the Company, Biolabs, Longevity Health Biomarkers, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and Jonathan Cohen, as the Stockholder Representative (the “Stockholder Representative”), pursuant to which, among other matters, Merger Sub will merge with and into Biolabs, with Biolabs surviving the merger as the surviving corporation (the “surviving corporation”) and a wholly-owned subsidiary of Longevity (such transaction, the “Merger”).

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each then-outstanding share of Biolabs common stock and each then-outstanding share of Biolabs preferred stock will be converted into, and become exchangeable for, the right to receive (a) a number of shares of Common Stock based on a ratio calculated in accordance with the Merger Agreement (the “Exchange Ratio”) and (b) the contingent right value right to be issued by Longevity, representing the contractual right to receive a pro rata portion of up to 402,744 additional shares of Common Stock upon the achievement of the earnout milestones to be agreed upon by the parties on or before May 26, 2025, in accordance with the Merger Agreement and the Contingent Value Rights Agreement to be entered into at the Closing, by and among Longevity, an exchange agent to be mutually agreed upon by Longevity and Biolabs, and the Stockholder Representative. Pursuant to the Merger Agreement, prior to or concurrently with the Closing, the Company is required to consummate a financing through the sale of Company securities (the “Concurrent Financing”) to raise minimum gross proceeds of $4,000,000 (including only up to $2,000,000 of debt) on such terms as mutually agreed to by the Company and Biolabs. The proceeds from the Concurrent Financing shall be used, among other things, for working capital and general corporate purposes.

ATM Facility

Concurrently with the entry into the Merger Agreement, we entered into a sales agreement (the “ATM Sales Agreement”) with Brookline Capital Markets, a division of Arcadia Securities, LLC (the “Sales Agent”), pursuant to which we may offer and sell shares of Common Stock, having an aggregate offering price of up to $2 million, from time to time, pursuant to an “at the market” offering program (the “Offering”) under which the Sales Agent will act as sales agent (the “ATM Financing”).

Elevai Acquisition

On January 16, 2025 (the “Closing Date”), we completed, through our wholly owned subsidiary, Elevai Skincare, Inc. (formerly Cutis Cura Corporation), a Delaware corporation (“Buyer”), the acquisition of substantially all of the assets (the “Purchased Assets”), and assumption of certain of the liabilities (the “Assumed Liabilities”), of PMGC Holdings Inc., a Nevada corporation and successor to Elevai Labs Inc., a Delaware corporation (“Parent”), and PMGC Impasse, Inc. (formerly Elevai Skincare, Inc.), a Delaware corporation and a wholly owned subsidiary of Parent (“Seller”), related to the Seller’s skincare and haircare business pursuant to an Asset Purchase Agreement, dated as of December 31, 2024 (the “Asset Purchase Agreement”), by and among Longevity, Buyer, Parent and Seller (the “Elevai Acquisition”).

Upon the closing of the Elevai Acquisition (the “Closing”), the purchase consideration consisted of (i) 38,308 shares of Common Stock issued to Seller (the “Closing Shares”) at the Closing, as well as 3,927 additional shares of Common Stock to be withheld by the Company for 12 months after the Closing to secure the indemnification obligations of Seller and Parent under the Asset Purchase Agreement; (ii) Buyer’s assumption of the Assumed Liabilities; and (iii) $56,525 in cash to be paid within 60 days following the sale by Buyer of all 7,500 units of the Enfinity product and 20,000 tubes of the Empower product included in the Purchased Assets as of the Closing. Following the Closing, Buyer will pay the following additional earnout consideration for the Purchased Assets, if and when payable: (a) Buyer will pay to Seller, for each year ending on the anniversary of the Closing Date during the five-year period following the Closing, an amount, if any, equal to 5% of the Net Sales (as defined in the Asset Purchase Agreement) of Buyer generated during such year from Seller’s existing products as of the Closing (the “Royalties”); and (b) Buyer will pay to Seller a one-time payment of $500,000 if Buyer achieves $500,000 in net revenue from sales of Seller’s existing hair and scalp products as of the Closing on or before the 24-month anniversary of the Closing Date.

Private Placement

On December 23, 2024, we entered into a securities purchase agreement with certain investors named therein (the “Purchasers”), pursuant to which we agreed to sell and issue to the Purchasers, at the PIPE Closing (as defined below), (i) an aggregate of 268,840 shares of Common Stock at an offering price of $6.90 per share, and (ii) warrants to purchase up to an aggregate of 268,840 shares of Common Stock at an exercise price of $6.90 per share (the “Common Stock Warrants”) in a private placement (the “2025 Private Placement”). The closing of the 2025 Private Placement (the “PIPE Closing”) occurred on January 2, 2025. The Common Stock Warrants became exercisable on March 25, 2025, and have a term of five years from the issuance thereof. Upon the closing of the 2025 Private Placement, the Company issued warrants to purchase up to 18,540 shares of Common Stock to the sole placement agent for the 2025 Private Placement (the “Placement Agent”). These warrants have an exercise price of $6.90, a term of five years, and become exercisable on the six-month anniversary of their issuance. The fair value of the placement agent warrants was approximately

$310,000. A member of the Company's board of directors is a managing partner of the Placement Agent.

The aggregate gross proceeds for the 2025 Private Placement were approximately $1.85 million, before deducting fees of $0.19 million paid to the Placement Agent and other offering expenses of approximately $0.3 million payable by the Company. The Common Stock Warrants, if exercised for cash, will result in up to $1.85 million in additional gross proceeds to the Company.

Nasdaq Delisting Notices

On August 30, 2024, we received a letter from the Listing Qualifications Department of Nasdaq (the “Department”), notifying us that our Market Value of Listed Securities was below the minimum of $35 million required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “MVLS Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), Nasdaq provided us with 180 calendar days, or until February 26, 2025 (the “MVLS Compliance Date”), to regain compliance with the MVLS Requirement.

On September 30, 2024, we received a letter from the Department notifying us that, based upon the closing bid price of the Common Stock for the 31 consecutive business days from August 15, 2024 to September 27, 2024, we no longer met the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), Nasdaq provided us with 180 calendar days, or until March 31, 2025 (the “Minimum Bid Price Compliance Date”), to regain compliance with the Minimum Bid Price Requirement.

On March 4, 2025, we received written notice from the Department notifying us that we had failed to regain compliance with the MVLS Requirement by the MVLS Compliance Date. As such, we requested an appeal of Nasdaq’s delisting determination to the Nasdaq Hearings Panel (the “Nasdaq Hearings Panel”). On April 1, 2025, we received written notice from the Department notifying us that we had failed to regain compliance with the Minimum Bid Price Requirement by the Minimum Bid Price Compliance Date (the “Minimum Bid Price Deficiency”) and that the Nasdaq Hearings Panel would consider the Minimum Bid Price Deficiency, in addition to the MVLS Deficiency, in rendering its determination regarding our continued listing on the Nasdaq Capital Market at the hearing.

On April 15, 2025, our hearing with the Nasdaq Hearings Panel was held. The Nasdaq Hearings Panel conditionally granted us an additional compliance period until September 2, 2025 to regain compliance with both the MVLS Requirement and the Minimum Bid Price Requirement, subject to the provision of certain financial information with respect to the parties to the Merger and other conditions. On May 12, 2025, we effected the Reverse Stock Split.

We believe that the Merger and the Reverse Stock Split provide a path to regaining compliance with Nasdaq’s listing requirements, but no guarantee can be provided that it will be successful in doing so and that the Merger will be consummated on or before September 2, 2025, or at all. Additionally, there can be no assurance that Longevity will be able to remain in compliance with the applicable Nasdaq listing requirements on an ongoing basis.

Impact of Macroeconomic Events

Economic uncertainty in various global markets caused by political instability and conflicts, such as the ongoing Russia-Ukraine war and the related sanctions imposed against Russia, the regional conflict in the Middle East (including the Israel-Hamas war), geopolitical tensions between the United States and China, and the imposition of tariffs and other trade restrictions by the U.S. government and foreign governments and related trade tensions have led to market disruptions, including significant volatility in commodity prices, credit and capital market instability, supply chain interruptions, high levels of inflation and fluctuating interest rates. Our business, financial condition, and results of operations could be materially and adversely affected by further negative impacts on the global economy and capital markets resulting from these global economic conditions, particularly if such conditions are prolonged or worsen. Although, to date, our results of operations have not been materially impacted by these global economic and geopolitical conditions, it is impossible to predict the extent to which our operations may be impacted in the short- and long-term. The extent and duration of these market disruptions are impossible to predict. Any such disruptions may also magnify the impact of other risks described or incorporated by reference in Part I, Item 1A. "Risk Factors" in our 2024 Annual Report.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations is based on our unaudited condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of these unaudited condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements, as well as the reported revenue, expenses and net loss incurred during the reporting periods. Our estimates are based on our historical experience and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Going Concern and Management Plan

The unaudited condensed consolidated financial statements included elsewhere herein were prepared under the assumption that we would continue our operations as a going concern, which contemplates the realization of assets and the satisfaction of liabilities during the normal course of business. We had negative net working capital of $3,805,736 as of March 31, 2025 and a net loss from continuing operations of $1,505,867, and negative net cash flow from operations of $752,953 for the three months ended March 31, 2025.

We have incurred substantial recurring losses from continuing operations, have used, rather than provided, cash from our continuing operations, and are dependent on additional financing to fund future operations. These conditions raise substantial doubt about our ability to continue as a going concern within one year after the filing of this report. The unaudited condensed consolidated financial statements included elsewhere herein do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As more fully described above, we closed an offering of Common Stock and Common Stock Warrants on January 2, 2025 in the 2025 Private Placement, resulting in gross proceeds to us of approximately $1.85 million. In addition, we closed on the acquisition of the operating assets of Elevai Skincare in the Elevai Acquisition on January 16, 2025, as described above. Elevai Skincare’s skincare and haircare products generated revenue of approximately $2.5 million in 2024.

We have also refocused our research and development efforts on cosmetic skincare products that have near-term commercial potential, reprioritized research and development, and ceased clinical studies of product candidates that will take more than a year to commercialize. We are also exploring raising additional capital and out-licensing certain research and development programs to enhance our liquidity. In the third quarter of 2023 and the first quarter of 2024, we significantly reduced our operating expenses going forward by terminating certain executives serving as part-time consultants and full-time employees in non-core areas or overlapping business functions. In addition, the company terminated a lease on redundant facility space in August 2024.

Comparison of Results of Operations for the Three Months Ended March 31, 2025 and 2024

The following table sets forth our unaudited consolidated results of operations for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31,			%
	2025	2024	Change	Change
Gross sales	$534,943	$—	$534,943	100%
Discounts and allowances	(24,590)	—	(24,590)	100%
Net sales	510,353	—	510,353	100%
Cost of sales	240,530	—	240,530	100%
Gross profit	269,823	—	269,823	100%
Operating expenses:
Selling and marketing	280,549	—	280,549	100%
Research and development	196,912	429,420	(232,508)	(54)%
General and administrative	1,275,161	927,394	347,767	37%
Depreciation and amortization of intangibles	23,952	23,531	421	2%
Total operating expenses	1,776,574	1,380,345	396,229	29%
Loss from operations	(1,506,751)	(1,380,345)	(126,406)	9%
Other expenses, net	884	(2,172,817)	2,173,701	(100)%
Loss from continuing operations before income taxes	(1,505,867)	(3,553,162)	2,047,295	(58)%
Income tax benefit	—	—	—	100%
Loss from continuing operations	(1,505,867)	(3,553,162)	2,047,295	(58)%
Loss from discontinued operations	—	(1,252,276)	1,252,276	(100)%
Gain on sale of discontinued operations	—	1,534,479	(1,534,479)	(100)%
Net loss	$(1,505,867)	$(3,270,959)	$1,765,092	(54)%

Revenue/Gross Profit

Gross revenue for the three months ended March 31, 2025 was $534,943, primarily generated by sales of the products acquired in the Elevai Acquisition. Discounts and allowances related to these sales totaled $24,590 for the three months ended March 31, 2025. Our net revenue, cost of goods sold, and gross profit on these sales were $510,353, $240,530 and $269,823, respectively.

Operating Expenses

Selling and marketing expenses totaled $280,549 and $0 for the three months ended March 31, 2025 and 2024, respectively, and were driven by our marketing efforts related to our cosmetic skincare and haircare products.

Research and development expenses decreased by $232,508 to $196,912 in the first quarter of 2025 as compared to the same period of 2024. This decrease was principally driven by the termination of employees in non-core or overlapping business areas at the end of the first quarter of 2024.

General and administrative expenses were $1,275,161 and $927,394 for the three months ended March 31, 2025 and 2024, respectively. This increase was primarily driven by an increase in salaries and benefits for personnel.

Other Expenses, Net

Other expenses, net, were $884 for the three months ended March 31, 2025, as compared to $2,172,817 in the corresponding period of 2024. Other expenses, net, for the first quarter of 2024 were driven by an unfavorable change in the fair value of the FPA (as defined in Note 2 to the accompanying unaudited condensed consolidated financial statements) of $2,156,837. The FPA matured in October 2024 with no funds due to or from us.

Liquidity, Capital Resources, and Going Concern

As of March 31, 2025, we had cash of $770,047 and negative working capital of $3,805,736. In addition, we had a net loss from continuing operations of $1,505,867 and negative cash flows from operations of $752,953 for the three months ended March 31, 2025. Since our inception, we have financed operations principally through our issuances of equity securities and debt financing. In addition to the cost savings from the elimination of non-core areas or overlapping business functions in both the third quarter of 2023 and the first quarter of 2024 and the reduction of expenses resulting from the AxoBio Disposition (as defined in Note 13 to the accompanying unaudited condensed consolidated financial statements) in March 2024, we have refocused our efforts on cosmetic skincare and haircare products with near-term commercial potential, reprioritized further research and development, and ceased clinical studies of product candidates that would take more than a year to commercialize.

Late in the second quarter of 2024, we began the launch of our cosmetic skincare products based on the Carmell Secretome™. In addition, we completed the Elevai Acquisition on January 16, 2025. The acquired business had revenue of approximately $2.5 million in 2024. Management anticipates that revenue from the continued commercialization of its cosmetic products and the anticipated cost savings from the restructuring activities detailed above will assist us in extending our cash runway. In addition, we are exploring raising additional capital and the out-licensing of certain research and development programs to enhance our liquidity.

However, the cash available to us may not be sufficient to allow us to operate for the next 12 months due to our current and potential liabilities. We may need to raise additional capital through equity or debt issuances. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations and reducing overhead expenses. We cannot provide any assurance that any new financing will be available on commercially acceptable terms, if at all, or will be completed on a timely basis. These conditions raise substantial doubt about our ability to continue as a going concern.

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with GAAP, which contemplates the continuation of the Company as a going concern, the realization of assets, and the satisfaction of liabilities in the normal course of business. The accompanying unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty or that may be necessary should we be unable to continue as a going concern.

Debt

As of March 31, 2025, we had outstanding debt totaling $119,409 related to the financing of premiums on our insurance programs (see Note 8 to the accompanying unaudited condensed consolidated financial statements).

Cash Flows

The following table summarizes our unaudited condensed consolidated cash flows for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31,
	2025	2024	Change
Net cash used in operating activities	$(752,953)	$(1,075,778)	$322,825
Net cash used in investing activities	(150,000)	(748,796)	598,796
Net cash provided by (used in) financing activities	1,515,861	(195,726)	1,711,587

Operating Activities

Net cash used in operating activities for the three months ended March 31, 2025 decreased by $322,825 as compared to the same period of 2024. Our net loss from continuing operations decreased from $3,553,162 for the three months ended March 31, 2024 to $1,505,867 in the comparable period of 2025. This was partially offset by the AxoBio Disposition in March 2024. The net effect of AxoBio's operations on cash flows from operations totaled $1,021,361 for the three months ended March 31, 2024. In addition, we paid down $1,027,089 of accounts payable and accrued liabilities in the first quarter of 2024.

Investing Activities

For the three months ended March 31, 2025, we paid $150,000 of costs related to the Elevai Acquisition. For the three months ended March 31, 2024, we paid $748,796 of costs in connection with the AxoBio Disposition.

Financing Activities

Net cash provided by financing activities was $1,515,861 for the three months ended March 31, 2025, as compared to cash used in financing activities of $195,726 for the three months ended March 31, 2024. In the three months ended March 31, 2025, we closed the 2025 Private Placement, which provided net proceeds of $1,637,610. Loan repayments related to the Company's insurance premium financing programs totaled $121,749 and $227,264 for the three months ended March 31, 2025 and 2024, respectively.

Contingencies

On November 8, 2023, Puritan (as defined in Note 9 to the accompanying unaudited condensed consolidated financial statements) filed a complaint captioned Puritan Partners LLC v. Carmell Regen Med Corporation et al., No. 655566/2023 (New York Supreme Court, New York County) naming the Company as defendant. In the complaint, Puritan asserts that we breached our obligations under the Convertible Notes and the Convertible Note Warrants (as each such term is defined in Note 9 to the accompanying unaudited condensed consolidated financial statements). Puritan also asserts that we did not comply with our obligation to provide Puritan with 25,000 freely tradeable shares of Common Stock on a timely basis. Puritan asserts claims for declaratory judgment, breach of contract, conversion, foreclosure of its security interest, replevin, unjust enrichment, and indemnification, and seeks remedies including damages totaling $2,725,000 through November 1, 2023, additional fees and interest thereafter, costs and attorney’s fees, an order of foreclosure on its security interest, and other declaratory relief. The Company carried an accrual for interest payable of $1,175,845 as of December 31, 2024 and 2023, related to the Convertible Notes. In July 2024, the Court dismissed four of the eight claims in the complaint without prejudice. The case is currently in the discovery phase with respect to the remaining claims, which is expected to last through the third quarter of 2025. We intend to defend ourselves vigorously against this litigation. However, there can be no assurance that this matter will be resolved in our favor, and an adverse outcome could have a material adverse effect on our financial condition.

Contractual Obligations and Commitments

In addition to financing obligations under our debt agreements, our contractual and commercial commitments include expenditures for operating leases and royalty payments. Also, see Note 11 to the accompanying unaudited condensed consolidated financial statements for information on the Yuva License and the Amended License Agreement with CMU related to our bone and tissue healing products on which further research and development has been paused.

Emerging Growth Company and Smaller Reporting Company Status

The JOBS Act permits an “emerging growth company” to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. Although we qualify as an emerging growth company, we have elected not to “opt-out” of this provision and, as a result, we will adopt new or revised accounting standards at the time private companies adopt the new or revised accounting standard and will do so until such time that we either (i) irrevocably elect to “opt-out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700 million, and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year, and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time that we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K, and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

Not required.

Item 4. Controls and Procedures.

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

Evaluation of Disclosure Controls and Procedures

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our management, with the participation of our Chief Executive Officer and Chief Financial Officer, carried out an evaluation of the effectiveness of our disclosure controls and procedures as of March 31, 2025. Based upon this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of such date due to the material weakness in our internal controls described below. During the course of its evaluation, management identified a material weakness in the Company’s internal controls over the accounting treatment for a complex transaction in 2024. We have addressed this weakness by adopting a policy requiring formal documentation to substantiate the accounting treatment of all material transactions, including references to the relevant authoritative guidance.

Changes in Internal Control Over Financial Reporting

There has been no change in our internal control over financial reporting during the most recently completed fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II—OTHER INFORMATION

Item 1. Legal Proceedings.

For a description of our material pending legal proceedings, see Note 9 to the accompanying unaudited condensed consolidated financial statements, which are incorporated herein by reference.

Item 1A. Risk Factors.

There have been no material changes from the risk factors disclosed under “Risk Factors” in Part I, Item 1A of our 2024 Annual Report, except as noted below. The risks and uncertainties described in our 2024 Annual Report and those described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially adversely affect our business, financial condition or results of operations.

Risks Related to the Merger

Failure to complete, or delays in completing, the Merger could materially and adversely affect the Company’s results of operations, business, financial results and/or common stock price.

On April 11, 2025, the Company entered into the Merger Agreement with Biolabs, pursuant to which, if all of the conditions for the closing of the Merger (the “Merger Closing”) are satisfied or waived, Merger Sub will merge with and into Biolabs, with Biolabs surviving as the Company’s wholly owned subsidiary. Consummation of the Merger is subject to certain closing conditions, a number of which are not within the Company’s control. Any failure to satisfy these required conditions to the Merger Closing may prevent, delay or otherwise materially adversely affect the completion of the transaction. The Company cannot predict with certainty whether or when any of the required closing conditions will be satisfied or if another uncertainty may arise and cannot assure you that the Company will be able to successfully consummate the Merger as currently contemplated under the Merger Agreement or at all.

The Company’s efforts to complete the Merger could cause substantial disruptions in, and create uncertainty surrounding, the Company’s business, which may materially adversely affect the Company’s results of operations and the Company’s business. Uncertainty as to whether the Merger will be completed may affect the Company’s ability to recruit prospective employees or to retain and motivate existing employees. Employee retention may be particularly challenging while the transaction is pending because employees may experience uncertainty about their roles following the transaction. Uncertainty as to whether the Merger will be completed could adversely affect the Company’s business and the Company’s relationship with collaborators, suppliers, vendors, regulators and other business partners. For example, vendors, collaborators and other counterparties may defer their decisions to work with the Company or seek to change their existing business relationships with the Company. Changes to, or termination of, existing business relationships could adversely affect the Company’s results of operations and financial condition, as well as the market price of the Common Stock. The adverse effects of the pendency of the transaction could be exacerbated by any delays in completion of the Merger or termination of the Merger Agreement.

The Exchange Ratio (as defined in the Merger Agreement) will not change or otherwise be adjusted based on the market price of the Common Stock, so the Merger consideration at the Merger Closing may have a greater or lesser value than at the time the Merger Agreement was signed.

Any changes in the market price of the Company stock before the completion of the Merger will not affect the Exchange Ratio or the number of shares the stockholder of Biolabs (the “Biolabs Stockholders”) will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the completion of the Merger, the market price of the Common Stock increases from the market price on the date of the Merger Agreement, then Biolabs Stockholders could receive Merger consideration with substantially higher value for their shares of capital stock of Biolabs (the “Biolabs Capital Stock”) than the parties had negotiated when they established the Exchange Ratio. Similarly, if before the completion of the Merger the market price of the Common Stock decreases from the market price on the date of the Merger Agreement, then Biolabs Stockholders could receive Merger consideration with substantially lower value than the parties had negotiated when they established the Exchange Ratio. The Merger Agreement does not include a price-based termination right.

Failure to complete the Merger may result in the Company paying a termination fee to Biolabs and could harm the price of the Common Stock and future business and operations.

If the Merger is not completed, the Company is subject to the following risks:

•
if the Merger Agreement is terminated under specified circumstances, the Company could be required to pay Biolabs a termination fee of $2 million;
•
the price of the Common Stock may decrease and could fluctuate significantly; and
•
the Company will incur substantial costs related to the Merger, such as financial advisor, legal and accounting fees, a majority of which must be paid even if the Merger is not completed.

If the Merger Agreement is terminated, there can be no assurance that the Company will be able to find another third party with whom to transact a business combination that would yield comparable or greater benefits.

If the conditions to the Merger are not satisfied or waived, the Merger may not occur.

Specified conditions must be satisfied or, to the extent permitted by applicable law, waived to complete the Merger. These conditions are set forth in the Merger Agreement. The Company and Biolabs cannot assure you that all of the conditions to the consummation of the Merger will be satisfied or waived. If the conditions are not satisfied or waived, the Merger may not occur, or the Merger Closing may be delayed.

The Merger may be completed even though a material adverse effect may result from the public announcement of the Merger, industry-wide changes or other causes.

In general, neither the Company or Biolabs is obligated to complete the Merger if there is a material adverse effect affecting the other party between April 11, 2025 (the date of the Merger Agreement) and the Merger Closing. However, certain types of events are excluded from the concept of a “material adverse effect.” Such exclusions include but are not limited to changes in general economic conditions, industry-wide changes, changes resulting from the public announcement of the Merger, natural disasters, pandemics, public health events, other force majeure events, acts or threat of terrorism or war and changes in Law or GAAP. Therefore, if any of these events were to occur and adversely affect the Company or Biolabs, the other party would still be required to consummate the Merger notwithstanding such material adverse effects. If any such adverse effects occur and the Company or Biolabs consummates the Merger Closing, the common stock price of the Company following the Merger (the “Combined Company”) may suffer. This, in turn, may reduce the value of the Merger to the stockholders of the Company, Biolabs, or both.

If the Company and Biolabs complete the Merger, the Combined Company may need to raise additional capital by issuing equity securities or additional debt, which may cause significant dilution to the Combined Company’s stockholders or restrict the Combined Company’s operations.

Pursuant to the Merger Agreement, on or before to the Merger Closing, the Company is obligated to complete the one or more private placements or public offerings of the Company’s securities to raise minimum gross proceeds of $4 million (including only up to $2 million of debt securities or a loan), on such terms as are mutually agreed to by the Company and Biolabs (collectively, the “Concurrent Financing”). On April 14, 2025, the Company entered into a sales agreement (the “ATM Sales Agreement”) with Brookline Capital

Markets, a division of Arcadia Securities, LLC (the “Sales Agent”), pursuant to which the Company may offer and sell shares of Common Stock, having an aggregate offering price of up to $2 million, from time to time, pursuant to an “at the market” offering program under which the Sales Agent will act as sales agent (the “ATM Financing”). The shares of Common Stock issued in the ATM Financing will result in dilution to all securityholders of the Combined Company (i.e., both the stockholders of the Company (the “Company Stockholders”) and former Biolabs Stockholders).

Even if the Company consummates the Concurrent Financing, the Combined Company may need to raise additional capital in the future. Additional financing may not be available to the Combined Company when it is needed or may not be available on favorable terms. To the extent that the Combined Company raises additional capital by issuing equity securities, such financing will cause additional dilution to all stockholders of the Combined Company, including the Company Stockholders and former Biolabs Stockholders. It is also possible that the terms of any new equity securities may have preferences over the Combined Company’s common stock. Any debt financing into which the Combined Company enters may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of the Combined Company’s assets, as well as prohibitions on its ability to grant liens, pay dividends, redeem its stock or make investments. In addition, if the Combined Company raises additional funds through licensing arrangements, the terms of such arrangements may not be favorable to the Combined Company.

Some of the Company directors and executive officers may have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests.

Directors and executive officers of the Company may have interests in the Merger that are different from, or in addition to, the interests of other the Company Stockholders generally. These interests with respect to the Company’s directors and executive officers may include, among others, acceleration of stock option vesting, severance payments if employment is terminated in a qualifying termination in connection with the Merger and rights to continued indemnification, expense advancement and insurance coverage. One or more members of the Board may continue as directors of the Combined Company after the effective time of the Merger, and, following the Merger Closing, may therefore be eligible to be compensated as non-employee directors of the Combined Company.

In addition, certain members of the Board will continue as directors of the Combined Company after the Effective Time, and, following the Merger Closing, will be eligible to be compensated as non-employee directors of the Combined Company pursuant to a non-employee director compensation policy that is expected to be adopted in connection with the Merger Closing and take effect at the Effective Time.

The Board was aware of and considered those interests, among other matters, in reaching its decision to approve and adopt the Merger Agreement, approve the Merger, and recommend the approval of the Merger Agreement to the Company Stockholders. These interests, among other factors, may have influenced the directors and executive officers of the Company to support or approve the Merger.

The Company Stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

If the Combined Company is unable to realize the full strategic and financial benefits currently anticipated from the Merger, the Company Stockholders will have experienced substantial dilution of their ownership interests, including as a result of the Concurrent Financing, without receiving any commensurate benefit, or will have only received part of the commensurate benefit resulting from the extent to which the Combined Company is able to realize the strategic and financial benefits currently anticipated from the Merger.

If the Merger is not completed, the Company’s stock price may decrease significantly.

The market price of the Common Stock is subject to significant fluctuations. Market prices for securities of pharmaceutical, biotechnology and other life science companies have historically been particularly volatile. In addition, the market price of the Common Stock will likely be volatile based on whether stockholders and other investors believe that the Company can complete the Merger or otherwise raise additional capital to support the Company’s operations if the Merger is not consummated and another strategic transaction cannot be identified, negotiated and consummated in a timely manner, if at all. The volatility of the market price of the Common Stock may be exacerbated by low trading volume. Additional factors that may cause the market price of the Common Stock to fluctuate include:

•
the entry into, or termination of, the Company’s key agreements, including commercial partner agreements;
•
announcements by the Company’s commercial partners or competitors of new commercial products, significant contracts, commercial relationships or capital commitments;
•
the loss of the Company’s key employees;
•
future sales of the Company’s Common Stock;
•
general and industry-specific economic conditions that may affect its research and development expenditures;
•
the Company’s failure to meet industry analyst expectations; and

•
period-to-period fluctuations in financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the Common Stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against such companies.

The Company Stockholders will generally have a reduced ownership and voting interest in, and will exercise less influence over the management of, the Combined Company following the completion of the Merger as compared to their current ownership and voting interests in the respective companies.

After the completion of the Merger, the current the Company Stockholders will generally own a smaller percentage of the Combined Company than their ownership of their respective companies prior to the Merger. Immediately after the consummation of the Merger, based solely on the estimated Exchange Ratio, and without giving effect to an Concurrent Financing, the Company securityholders as of immediately prior to the Merger are expected to own approximately 49.9% of the outstanding shares of capital stock of the Combined Company on a fully-diluted basis and the former Biolabs Stockholders are expected to own approximately 50.1% of the outstanding shares of capital stock of the Combined Company on a fully-diluted basis, in each case, before the issuance of any Earnout Shares (as defined in the Merger Agreement).

During the pendency of the Merger, neither the Company nor Biolabs will be able to enter into a business combination with another party on more favorable terms because of restrictions in the Merger Agreement, which could adversely affect their respective business prospects.

Covenants in the Merger Agreement impede the ability of the Company and Biolabs to make acquisitions during the pendency of the Merger, subject to specified exceptions. As a result, if the Merger is not completed, the parties may be at a disadvantage with respect to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, seeking, initiating or knowingly encouraging, inducing or facilitating the communication, making, submission or announcement of any acquisition proposal or acquisition inquiry or taking any action that could reasonably be expected to lead to certain transactions involving a third party, including a Merger, sale of assets or other business combination, subject to specified exceptions. Even if such a transaction would be favorable to such party’s stockholders, such party would be unable to pursue it.

Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the transactions contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of the Company and Biolabs from soliciting competing proposals or cooperating with persons making unsolicited takeover proposals except in limited circumstances set forth in the Merger Agreement. In addition, if the Company terminates the Merger Agreement under specified circumstances, the Company will be required to pay Biolabs a termination fee of $2 million. This termination fee may discourage third parties from submitting competing proposals to the Company or its stockholders and may cause the Board to be less inclined to recommend a competing proposal.

Because the lack of a public market for Biolabs Capital Stock makes it difficult to evaluate the fair market value of its capital stock, the value of the Common Stock to be issued to Biolabs Stockholders may be more or less than the fair market value of Biolabs Capital Stock.

The outstanding capital stock of Biolabs is privately held and is not traded on any public market. The lack of a public market makes it difficult to determine the fair market value of Biolabs Capital Stock. Because the percentage of the Company equity to be issued to Biolabs Stockholders was determined based on negotiations between the parties, it is possible that the value of the Common Stock to be issued to Biolabs Stockholders will be more or less than the fair market value of Biolabs Capital Stock.

Lawsuits may be filed against the Company, Biolabs, or any of the members of their respective boards of directors arising out of the Merger, which may delay or prevent the Merger.

Putative stockholder complaints, including stockholder class action complaints, and other complaints may be filed against the Company, the Board, Biolabs, the Biolabs Board and others in connection with the transactions contemplated by the Merger Agreement. The outcome of litigation is uncertain, and the Company or Biolabs may not be successful in defending against any such future claims. Lawsuits that may be filed against the Company, the Board, Biolabs, or the Biolabs Board could delay or prevent the Merger, divert the attention of the Company’s and Biolabs’ management and employees from their day-to-day business and otherwise adversely affect the Company and Biolabs financially.

The Company is substantially dependent on the Company’s remaining employees to facilitate the consummation of the Merger.

As of April 30, 2025, the Company had only thirteen full-time employees. the Company’s ability to successfully complete the Merger depends in large part on the Company’s ability to retain certain remaining personnel. Despite the Company’s efforts to retain these employees, one or more employees may terminate their employment with the Company on short notice. The loss of the services of certain employees could potentially harm the Company’s ability to consummate the Merger and run the Company’s day-to-day business operations, as well as fulfill the Company’s reporting obligations as a public company.

Financial projections regarding the Company and Biolabs may not prove accurate.

In connection with the Merger, the Company and Biolabs prepared and considered internal financial forecasts for the Company and Biolabs. These financial projections are based on several assumptions, including regarding future operating cash flows, expenditures and income of the Company and Biolabs, including benefits to be realized from the Merger. These financial projections were not prepared with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, within projected timeframes or at all. The failure of the Company and Biolabs to achieve projected results could have a material adverse effect on the price of each company’s common stock prior to consummation the Merger and the Combined Company’s financial position after the consummation of the Merger

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

None.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

None.

Item 5. Other Information.

Insider Trading Arrangements

During the three months ended March 31, 2025, none of the Company’s directors or officers (as defined in Rule 16a-1(f) of the Exchange Act) adopted, terminated or modified a Rule 10b5-1 trading arrangement or non-Rule 10b5-1 trading arrangement (as such terms are defined in Item 408 of Regulation S-K).

Item 6. Exhibits.

Furnish the exhibits required by Item 601 of Regulation S-K (§ 229.601 of this chapter).

Number	Description
2.1†

Agreement and Plan of Merger, dated as of April 11, 2025, by and among Longevity Health Holdings, Inc., Longevity Health Biomarkers, Inc., 20/20 Biolabs, Inc. and Jonathan Cohen (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 14, 2025).

3.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 20, 2023).
3.2

Certificate of Amendment to Third Amended and Restated Certificate of Incorporation, effective August 1, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 1, 2023).

3.3

Certificate of Amendment to Third Amended and Restated Certificate of Incorporation, effective March 5, 2025 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 10, 2025).

3.4

Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of Longevity Health Holdings, Inc., effective May 12, 2025 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 12, 2025).

3.5	Amended and Restated Bylaws of Longevity Health Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on March 10, 2025).
10.1

Separation and Release of Claims Agreement, dated January 24, 2025, by and between Longevity Health Holdings, Inc. (formerly Carmell Corporation) and Kendra Bracken-Ferguson (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 24, 2025).

10.2*	Collaboration Agreement, dated November 28, 2023, by and between Longevity Health Holdings, Inc. (as assignee of Elevai Labs, Inc.) and Yuva BioSciences, Inc.

10.3*†	Research & Development and Manufacturing Agreement, dated September 6, 2023, by and between Longevity Health Holdings, Inc. (as assignee of Elevai Labs, Inc.) and Allure Labs, LLC
31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1*	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2*	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.
101.SCH	Inline XBRL Taxonomy Extension Schema with Embedded Linkbase Documents.

* Filed herewith

† Annexes, schedules and exhibits to this Exhibit omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Longevity Health Holdings, Inc.

Date: May 15, 2025	By:	/s/ Rajiv Shukla
Name: Rajiv Shukla
Title: Chairman and Chief Executive Officer

Longevity Health Holdings, Inc.

Date: May 15, 2025	By:	/s/ Bryan J. Cassaday
Name: Bryan J. Cassaday
Title: Chief Financial Officer

EXHIBIT 10.2

[*]: THE IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE AGREEMENT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

Proprietary Information: Yuva Bio, Inc.

COLLABORATION & LICENSE AGREEMENT

This Collaboration and License Agreement (this “License Agreement” or “Agreement”) is made and entered into as of the date of the last signature herein (the “Effective Date”), by and between Yuva Biosciences, Inc., a Delaware corporation with its principal place of business at 1500 First Avenue N, Suite L133, Birmingham, AL 35203 (“Yuva Bio”), and Elevai Labs, Inc., a Delaware corporation with its principal place of business at 1120 Newport Center Drive, Suite 250, Newport Beach, California 95618 (“ELEVAI”). In this Agreement, Yuva Bio and ELEVAI are collectively referred to as the “Parties” and each individually as a “Party”.

RECITALS

WHEREAS, Yuva Bio has unique expertise and innovations in the field of restoration and protection of mitochondrial function that could lead to products that offer value for people experiencing aging including skin aging or hair aging;

WHEREAS, Yuva Bio is the owner or licensee of certain patents, know-how and other technical information relating to the use of certain compounds to protect and restore mitochondrial function and mitochondrial biogenesis, as well as a platform of technologies to discover such compounds;

WHEREAS, ELEVAI operates in the field of the use of exosomes in skincare;

WHEREAS, ELEVAI desires to enter into a collaboration with Yuva Bio to research, develop, manufacture and commercialize products under Yuva Bio’s Licensed IP in order to create skincare products in the Field (the “Purpose”); and

WHEREAS, Yuva Bio desires to grant ELEVAI, and ELEVAI desires to accept from Yuva Bio, a license under the Licensed IP to Develop and Manufacture (each, as defined below) Licensed Products in the Field in the Licensed Territory for the sole purpose of Commercializing such Licensed Products in the Field in the Licensed Territory, and to Develop Combination Products in the Field in the Licensed Territory, all on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree, as follows:

AGREEMENT

1.	Definitions.

As used herein, the following terms shall have the meanings set forth below:

1.1

“Affiliate” means any entity which directly or indirectly controls or is controlled by any other entity. The term “control” means: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors, or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such non-corporate entities.

[*]: THE IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE AGREEMENT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

1.2

“Authorized Channel” means the physician market channel, comprised of (i) dermatologists, plastic surgeons and other physicians that prescribe or dispense topical dermatological preparations, (ii) partnerships, corporations and other entities comprised of the persons referred to in clause (i), and (iii) distributors for resale to the channels of trade referred to in clause (i), and such other channels of trade, if any, as the Parties may mutually agree from time to time.

1.3

“Background Intellectual Property” mean (a) Intellectual Property invented, created, acquired, or developed by a Party prior to the Effective Date; or (b) Intellectual Property invented, created, acquired, or developed independently by a Party after the Effective Date without use of the other Party’s Confidential Information.

1.4	“Clinical Trial” shall mean any clinical study in humans of a Licensed Product.

1.5

“Clinical Trials Completion Date” means the date on which the Clinical Trials are completed as to a Licensed Product in a License Territory at all trial sites and all Results thereof are finalized, which finalization shall not be more than two (2) months after the final participants complete their use of the samples.

1.6

“Combination Product” means any product that is not a Licensed Product: (i) for which the manufacture, use, sale, offer for sale, export, import of other disposition of which, but for the grant of a license, would infringe or contribute to the infringement of the Yuva Bio Patents or (ii) which incorporates Yuva Bio Technology.

1.7

“Commercialize”, “Commercialization” and “Commercializing” shall mean to (directly or indirectly through any third party) import, market, advertise, warehouse, distribute and sell, and educate potential customers about, any product, including responsibility for pricing and reimbursement and interacting with any Regulatory Authority regarding the foregoing.

1.8

“Confidential Information” means, with respect to a Disclosing Party, all non-public information of any kind whatsoever (including data, materials, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies, techniques and all non-public Intellectual Property as defined herein), and all tangible and intangible embodiments thereof of any kind whatsoever (including materials, samples, compositions, documents, drawings, patent applications, records and reports) of the Disclosing Party and/or its Affiliates, which are disclosed by the Disclosing Party and/or its Affiliate to the Receiving Party and/or its Affiliate, including any and all copies, replication or embodiments thereof. Confidential Information of both Parties includes the terms, conditions and provisions of this Agreement.

Notwithstanding the foregoing, Confidential Information of a Disclosing Party shall not include information that the Receiving Party can establish by reasonably competent proof to have (a) been publicly known prior to disclosure of such information by the Disclosing Party and/or its Affiliate to the Receiving Party and/or its Affiliate, (b) become publicly known, without fault on the part of the Receiving Party and/or its Affiliate, subsequent to disclosure of such information by the Disclosing Party and/or its Affiliate to the Receiving Party and/or its Affiliate, (c) been received by the Receiving Party and/or its Affiliate from a source rightfully having possession of, and the right to disclose, such information free of an obligation of confidentiality, (d) been otherwise rightfully known by the Receiving Party and/or its Affiliate prior to disclosure of such information by the Disclosing Party and/or its Affiliate to the Receiving Party and/or its Affiliate, or (e) been independently developed by employees or agents of the Receiving Party and/or its Affiliate without the use of Confidential Information of the Disclosing Party and/or its Affiliate.

1.9

“Developed IP” means Intellectual Property developed by either Party during the Term (individually or jointly) and relating to the Purpose, or any improvements, enhancements or derivative works thereof.

1.10

“Development” shall mean any and all activities, including research, discovery, compound identification, formulation and generation, non-clinical and pre-clinical testing and trials and Clinical Trials, post-approval studies, production process development and formulation and related regulatory activities. “Develop” and “Developing” shall have corresponding meanings.

1.11

“ELEVAI Developed IP” means Developed IP modifying, arising from or derived from ELEVAI Background Intellectual Property without reference to or incorporation of any Licensed IP or Yuva Bio Background Intellectual Property.

1.12	“Exosome” means nano-sized extracellular vesicles of endosomal origin released from stem cells and enveloped in a lipid bilayer.

1.13	“Field” means non-prescription skincare products for topical application that are offered or sold in Authorized Channels.

1.14

“First Commercial Sale” means with respect to any Licensed Product in a Licensed Territory, the first sale of such Licensed Product under this Agreement. Licensed Products used in testing, Clinical Trials, or as marketing samples to develop or promote Licensed Products shall be excluded from commercial sales.

1.15	“GAAP” means United States generally accepted accounting principles, consistently applied.

1.16

“Insolvency Event” means: (a) ELEVAI ceases to function as a going concern by suspending or discontinuing its business; (b) ELEVAI is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against ELEVAI (except for involuntary bankruptcy proceedings that are dismissed within 90 days); (c) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator, or similar officer is appointed for ELEVAI; or (d) ELEVAI makes any general assignment for the benefit of all of its creditors.

1.17

“Intellectual Property” means all of the following: (a) patent applications, continuation applications, continuation-in-part applications, divisional applications, and patents corresponding to any of the foregoing that may grant or may have been granted on any of the foregoing, including reissues, re-examinations and extensions and any supplemental protection certificates, or the like; (b) all Know-How, work product, trade secrets, inventions (whether patentable or otherwise), data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether patentable or not; (c) copyrightable works, copyrights and applications, registrations and renewals; (d) logos, trademarks, service marks, and all applications and registrations relating thereto; (e) other proprietary rights; (f) any regulatory exclusivities or the like; and (g) copies and tangible embodiments of any one or more of the foregoing. For purposes of clarity, all data, information and methods related to the Licensed Product and its components developed in connection with this Agreement shall be considered Intellectual Property, whether or not patentable, confidential, or otherwise subject to intellectual property protection laws.

1.18

“Know-How” means all of the following: manufacturing protocols and methods, product specifications, analytical methods and assays, processes, formulations, product designs, plans, trade secrets, ideas, concepts, manufacturing information, engineering and other manuals and drawings, standard operating procedures, testing and clinical trial data, subject photos, and all other technical or other proprietary information, flow diagrams, chemical data, pharmacological data, pharmacokinetic data, toxicological data, pharmaceutical data, physical and analytical data, safety data, quality assurance data, quality control and clinical data, technical information, other data, and research records.

1.19

“Licensed Compound” means the proprietary compound described in the Information Transfer Package known as “Compound Y100” in any form, and includes both the constituent, the botanical extract or extracts of which it is a constituent and any compounds which are materially structurally similar even if referred to under a different name.

1.20	“Licensed IP” means Yuva Bio Patents and Yuva Bio Technology.

1.21

“Licensed Product” means any product (a) that contains the Licensed Compound or (b) for which the manufacture, use, sale, offer for sale, export, import or other disposition of which, but for the grant of a license, would infringe or contribute to the infringement of the Yuva Bio Patents or which incorporates Yuva Bio Technology, including any product that contains the Licensed Compound and any Exosome(s), stem cell derived ingredients, or which Exosomes serve as a carrier for the Licensed Compound.

1.22

“Licensed Territory” means (i) the United States, and its territories and possessions, and Canada (collectively, the “Core Territory”), and (ii) any other territory mutually agreed upon as an additional Licensed Territory.

1.23

“Manufacture” or “Manufacturing” mean activities directed to making, having made, manufacturing, processing, filling, finishing, packaging, labeling, stability testing, quality control, quality assurance testing and release, post-marketing validation testing, inventory control and management, storing and transporting any compound or product, including oversight and management of vendors therefor and including having such activities performed by Third Party subcontractors, whether for pre-clinical, clinical or commercial purposes.

1.24

“Minimum Royalty” means the guaranteed, non-refundable minimum annual royalties to be credited against Earned Royalties payable, and as a material and additional consideration and inducement to Yuva Bio to execute this Agreement, as calculated under Section 5.

1.25	“Mitochondrial Developments” means all Developed IP that relate to compounds discovered or designed to improve mitochondrial health.

1.26

“Net Sales” means the gross the gross amount invoiced or otherwise charged (whether consisting of cash or any other forms of consideration) by ELEVAI or its Affiliate for the sale of Licensed Products , in arm’s length transactions with Third Parties (other than Affiliates and licensees) during such period, less a provision for the following deductions from such gross amounts (such gross amounts, the “Gross Sales”) as allocable to such Licensed Products (if not previously deducted from the gross amount invoiced) to the extent estimated, actually incurred, allowed or taken and included in the invoiced gross sales price; provided, however, all estimated amounts shall be reconciled with such amounts actually incurred, allowed or taken for such items, no less frequently than annually: (i) credits or allowances given or made for damaged Licensed Products returns, rejections of, or uncollectible amounts on Licensed Products, price adjustments, billing errors, and retroactive price reductions; (ii) price reductions or rebates actually imposed by reason of governmental requirement; (iii) normal and customary trade, cash and quantity discounts, rebates, allowances and credits allowed or paid; (iv) commissions relating to import or transportation of Licensed Products paid to Third Party distributors, brokers or agents (excluding sales personnel, sales representatives and sales agents who are employees or consultants of ELEVAI, its Affiliates or their respective licensees) in countries outside the United States in which such commissions are paid by deducting such commissions from the gross sales invoiced for sales to such Third Parties; (v) transportation costs, including insurance, for outbound freight related to delivery of the Licensed Product, all to the extent included in the Third Party invoice; and (vi) sales taxes, duties, value added taxes (but only to the extent such value added tax is actually incurred by, and is not reimbursable, refundable or creditable), tariffs and other taxes directly linked to the sales or import of the Licensed Product that are non-refundable, all to the extent included in the Third Party invoice.

The dollar value of the specific deductions taken under, and the dollar value of the general provisions of (i) through (vi) above shall be adjusted periodically as necessary to reflect amounts actually incurred. Notwithstanding anything herein to the contrary, in all cases Net Sales and Gross Sales shall be determined in accordance with GAAP. Consideration for sales of Licensed Products for other than cash shall be valued at fair market value at the time the invoice is issued by ELEVAI or its licensee to the purchaser of the Licensed Product. Retroactive price reductions, adjustments and rebates may be deducted only so long as they are granted on a basis that does not discriminate inequitably between Licensed Products and any other products that may be sold to the same customers.

If a Licensed Product is sold together, for a single price, with one or more products or services that are not Licensed Products and which are also sold as separate products or services on a standalone basis (e.g. a kit that is not a Licensed Product) (a “Package Product”), the gross amount invoiced for such Licensed Product for purposes of calculating Net Sales will be calculated by multiplying the gross amount invoiced for such Package Product by the fraction A/(A+B), where “A” is the average invoice price for such Licensed Product when sold separately and “B” is the average invoice price of such other product(s) or service(s) when sold separately.

If the other product(s) or service(s) in the Package Product are not sold separately, then the gross amount invoiced for the Licensed Product for purposes of calculating Net Sales will be calculated by multiplying the gross amount invoiced for such Package Product by the fraction A/C where “A” is the average invoice price of the Licensed Product when sold separately, and “C” is the average invoice price of the Package Product.

Transfer of a Licensed Product within or between ELEVAI and an Affiliate for sale by the transferee shall not be considered a Net Sale for purposes of ascertaining royalty charge. Sales to a third party distributor who purchases Licensed Products for resale at a markup will be included in Net Sales, but the subsequent resale by such distributor will not be included in Net Sales.

1.27	“Option Exercise Period” means the period beginning on the Effective Date and ending three (3) years after the First Commercialization Date for the Core Territory.

1.28

“Option Request” means a written Development and Commercialization plan for the Licensed Product in the applicable country where (a) Commercialization of such Licensed Product is accomplished within twelve (12) months of the Option Request submission date, and (b) projected Net Sales in such country within twenty-four months of the Option Request submission date equals or exceeds then-current Net Sales in the Core Territory.

1.29

“Proceeding” shall mean any action, arbitration, hearing, litigation or suit (whether civil, criminal, administrative, investigative or informal) by or before, or otherwise involving, any Governmental Authority or arbitrator.

1.30

“Royalty Term” means the period commencing upon the Clinical Trials Completion Date and continuing until the later of (a) the last to expire Valid Claim that covers the manufacture, use or Sale of such Licensed Product or (b) the eighth (8th) anniversary of the last date on which Yuva Bio Technology was shared with ELEVAI.

1.31

“Third Party” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein (other than Yuva Bio, ELEVAI or their respective Affiliates).

1.32	“Transfer Taxes” means any transfer, stamp, value added (VAT), sales, use or similar indirect taxes (e.g., goods and services).

1.33

“Valid Claim” means a claim in an issued, unexpired Yuva Bio Patent that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court, other body or governmental agency of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost, disclaimed, denied or admitted to be invalid or unenforceable through an interference, reissue, or re-examination proceeding. Notwithstanding the foregoing, if a claim of a pending patent application within the Yuva Bio Patents has not issued as a claim of a patent within seven (7) years after its national filing date such claim shall not be a Valid Claim for the purposes of this Agreement, unless and until such claim issues as a claim of an issued patent (from and after which time the same shall be deemed a Valid Claim subject to subsections (a) and (b) above).

1.34

“Yuva Bio Developed IP” means all (i) Mitochondrial Developments and (ii) all Developed IP that results from, incorporates, modifies, improves, or is derived from Yuva Bio Technology or Yuva Bio Confidential Information. For purposes of clarification, Yuva Bio Developed IP shall not include any Developed IP with respect to stem cells, stem cell derived ingredients, exosomes and/or any products or processes which are derivative from any of the foregoing nor shall Yuva Bio Developed IP include any ELEVAI Developed IP.

1.35

“Yuva Bio Patents” means: (a) all patents and patent applications owned by Yuva Bio throughout the world, covering the Yuva Bio Technology; (b) the foreign counterpart patents and patent applications of the respective patents and patent applications referenced in sub-clause (a) above; (c) divisionals, substitutions (only those claims of such substitutions that disclose the same subject matter that is covered by the application for which it is substituted) and continuations, provided that the claims of such applications are entitled to the priority date of the respective of any patents or patent applications referenced in sub-clauses (a) and (b) above; (d) any claim(s) of a continuation-in-part application of any patent application set forth in sub-clauses (a) through (c) above and any such claim(s) in a patent issued from such continuation-in-part application to the extent the claims are directed to subject matter specifically claimed in and are entitled to the priority date of the respective patent or patent application referenced in sub-clauses (a) through (c) above; (e) the patents issued from the patent applications referenced in sub-clauses (a) through (c) above and any reissues, re-examinations, renewals and patent term extensions of such patents.

1.36

“Yuva Bio Technology” means all (i) Mitochondrial Developments and Know-How (including technical information, results, data and other information, in any tangible or intangible form, including databases, discoveries, trade secrets, inventions, practices, methods, tests, assays, techniques, specifications, processes, formulations, formulae, materials, compounds, including pharmaceutical, biopharmaceutical, chemical and biological materials and their sequences, protocols, procedures, drawings, plans, designs, diagrams, sketches, technology and documentation, knowledge, results, devices), (ii) owned by Yuva Bio, whether patentable or otherwise, (iii) relating to the Purpose or compounds discovered or designed to improve mitochondrial health, and (iv) which information is provided to ELEVAI under this Agreement. For purposes of clarification, Yuva Bio Technology shall not include any Development or Know-How with respect to stem cells, stem cell derived ingredients, exosomes and/or any products or processes which are derivative from any of the foregoing.

2.	Marketing Support Options.

2.1

Marketing Support. Yuva Bio will provide up to 20 hours of time upon request by ELEVAI for the purposes of marketing support for the initial product launch of the Licensed Product, which time shall be provided free of charge. Yuva Bio will make reasonable efforts to make its Scientific Founder, Dr. Keshav Singh, available for this marketing support, which may include his participation in marketing events such as promotional videos. Subsequently, ELEVAI may request additional time for marketing support on a paid hourly basis, based on availability of the personnel requested as determined by Yuva Bio’s sole discretion.

2.2

Country-by-Country Option. On a country-by-country basis outside of the Core Territory, Yuva Bio hereby grants to ELEVAI the right and option to obtain the license set forth in Section 3.1 (the “Option”). The Option will be available to ELEVAI at any time during the Option Exercise Period. At any time during the Option Exercise Period, ELEVAI may elect to submit its Option Request. The Parties will meet and discuss in good faith ELEVAI’s intentions to Develop and Commercialize the Licensed Product in such country. Upon Yuva Bio’s written consent (not to be unreasonably withheld, delayed or conditioned), any country subject to the Option Request may become a Licensed Territory, subject to the terms and conditions of this Agreement as of the applicable amendment date. The Parties acknowledge that exercise of the Option in any additional Licensed Territory may require modification or amendments to this Agreement.

2.3

Right of Notification. Should Yuva Bio receive a solicited or unsolicited written offer to acquire either a majority of the assets or at least a majority (51%) of the outstanding equity of Yuva Bio’s assets or enter into a merger with Yuva Bio, then Yuva Bio shall give ELEVAI notice of such offer; provided, however, that Yuva Bio shall have no obligation to provide any specific terms of such offer (including the identity of the offerer or financial terms) to ELEVAI. Nothing in this Section 2.3 shall require Yuva Bio to defer or delay any Third Party offer negotiations or execution of a transaction with a Third Party.

2.4

Right of First Refusal. The following companies shall be considered to be “ELEVAI Direct Competitors”: Benev, ExoCoBio, Kimera, Rion (Plated), AnteAge Skincare, Resilielle, Regenerelle, Evovex. If an ELEVAI Direct Competitor enters into discussions with Yuva Bio regarding the same or a similar license to the Licensed IP in the Field, during the period ending three years from the Effective Date (“ROFR Term”), then Yuva Bio shall notify ELEVAI that an ELEVAI Direct Competitor has so entered into discussions and shall provide ELEVAI with the Right of First Refusal, which must be exercised within twenty business days of the notification. The Right of First Refusal provides ELEVAI with the right to require Yuva Bio not to provide the ELEVAI Direct Competitor with a “Competitive License” to the Licensed IP in the Field during the ROFR Term, provided that ELEVAI makes payments to Yuva Bio to fully compensate Yuva Bio for Yuva Bio’s expected loss in revenue, including upfront fees or other fees as well as royalties. If an ELEVAI Direct Competitor is acquired by or merges with another entity, that ELEVAI Direct Competitor shall be removed from the list and no longer considered an ELEVAI Direct Competitor. A “Competitive License” is defined as a license which includes the right to use the Licensed IP in products which include exosomes.

3.	License.

3.1	License Grants.

(a)

Subject to the terms and conditions in this Agreement, Yuva Bio hereby grants to ELEVAI during the Term a non-exclusive, nontransferable, non-assignable, royalty-bearing right and license, with the right to sublicense (solely as necessary in connection with Section 3.3) under the Licensed IP to Develop, Manufacture and Commercialize Licensed Products in the Field in the Licensed Territory.

(b)

Subject to the terms and conditions of this Agreement (including Section 3.4), Yuva Bio hereby grants to ELEVAI during the Term a non-exclusive, nontransferable, non-assignable, royalty-bearing right and license, with the right to sublicense (solely as necessary in connection with Section 3.3) under the Yuva Bio IP to Develop, Manufacture and Commercialize Combination Products in the Field in the Licensed Territory.

3.2

All rights in the Yuva Bio Patents and Yuva Bio Technology not expressly granted to ELEVAI in this License Agreement are retained by Yuva Bio. Nothing in this Agreement shall be construed as preventing Yuva Bio or its Affiliates from exploiting or licensing the Yuva Bio Patents and Yuva Bio Technology.

3.3

Subcontractors. ELEVAI may perform any of its obligations under this Agreement through one or more subcontractors, consultants, distributors, co-promotion partners, or other vendors (each, a “Subcontractor”) provided that: (a) ELEVAI will remain responsible for (i) the work allocated to, and payment to, such Subcontractors to the same extent it would if it had done such work itself, (ii) the management of any such Subcontractor, and (iii) any breach of this Agreement by a Subcontractor; (b) any Subcontractor must undertake in writing commercially reasonable obligations of confidentiality and non-use regarding Confidential Information that are at least as restrictive as those set forth herein; and, (c) the Subcontractor agrees in writing to (i) presently assign all of its rights, title, and interests in, or, (ii) if such Subcontractor cannot so assign, provide a perpetual, fully-paid, worldwide, fully sublicenseable (through multiple tiers) exclusive license under and to, any Intellectual Property with respect to the Licensed Product developed in the course of performing any such work to ELEVAI or Yuva Bio, as applicable, in order to give full effect to the rights granted to each Party under this Agreement. Any contract with a Subcontractor pertaining to the Licensed IP or Licensed Product will be consistent with the provisions of this Agreement. Furthermore, if the Subcontractor (such as a distributor) is purchasing Licensed Product for resale, then the agreement between ELEVAI and such Subcontractor must require such Subcontractor (and the agreement between such Subcontractor and any subsequent distributor or reseller in the chain of distribution must require such subsequent distributor or reseller) to comply with the reporting, royalty and audit obligations. The engagement of any Subcontractor will not relieve ELEVAI of its obligations under this Agreement.

4.	Development, Manufacture and Commercialization Efforts.

4.1

ELEVAI shall exercise commercially reasonable efforts to Develop, Manufacture and Commercialize the License Product in the Licensed Territory. ELEVAI shall be responsible, at its sole cost and expense, for the Commercialization of each Licensed Product in the Field in the Licensed Territory, including reimbursement, storage, shipment, transportation, and invoicing of customers. ELEVAI shall use commercially reasonable efforts to: (i) Commercialize each Licensed Product in the Field in the Licensed Territory within nine (9) months after Clinical Trial Completion Date; (ii) promote the sales of the Licensed Products in the Field in the Licensed Territory; and (iii) perform its activities under each applicable Progress Reports (defined below).

4.2	Reporting.

(a)

Within sixty (60) days of the Effective Date, ELEVAI shall provide to Yuva Bio a written research and development plan for the Licensed Product. It is understood and agreed that such plan may be amended by ELEVAI in view of the results of its Development activities, with any amendments provided to Yuva Bio in writing.

(b)

No later than sixty (60) days after the anniversary of the Effective Date of each calendar year, ELEVAI shall provide to Yuva Bio a written annual progress report describing progress on Development, Manufacture and Commercialization during the preceding twelve (12) month period and plans for the forthcoming year (“Progress Reports”). ELEVAI shall also provide any reasonable additional data available to ELEVAI which Yuva Bio requires to evaluate ELEVAI’s performance.

(c)

ELEVAI shall keep Yuva Bio reasonably informed of the progress of the Development, Manufacture and Commercialization of the Licensed Product. For clarity, nothing in this Agreement shall provide Yuva Bio with control, authority or discretion over any of the Development, Manufacture or Commercialization decisions or activities, all of which shall remain solely with ELEVAI. ELEVAI shall further have the sole discretion to and no penalties shall become due or liabilities incur to Yuva Bio or arise from its decision to: (a) set prices and establish distribution and resale networks for the License Products; (b) commence or cease Development, Manufacture, Commercialization activities at any time; or (c) engage Third Party vendors, contractors, or manufacturers for the purposes of exercising any of its activities described under this Agreement.

(d)

ELEVAI shall devote its commercially reasonable efforts (but shall not be required) to launch a Licensed Product in each country comprising the Licensed Territory within nine (9) months after the Clinical Trial Completion Date, subject to, with respect to each country, the availability of commercially acceptable pricing, competitive conditions, product life cycle and other customary commercial conditions.

4.3

Clinical Trials. Prior to the Effective Date, Yuva Bio has made available to ELEVAI, and may continue during the Term to make available, data, materials and information (the “Information Transfer Package”), all of which constitutes Yuva Bio’s Confidential Information and Yuva Bio Technology. Such Information Transfer Package includes, without limitation: the identity of the Licensed Compound, samples of Licensed Compound, descriptions of methods and uses and formulations, test results using Licensed Compound, and other related information, which may include reports from Third Party contractors engaged by Yuva Bio, methods of combining the Licensed Compound with delivery methods including, but not limited to, nanoencapsulation and chemical conjugation, sources for Licensed Compound and for nanoencapsulation products and services, existing in vitro and in vivo pre-clinical and clinical data related to the Licensed Compound and all safety testing data, all future like data related to the Licensed Products as from time to time constituted which Yuva Bio is not prohibited from disclosing pursuant to agreements with Third Parties. Nothing in this Agreement is or shall be construed as a warranty or representation of Yuva Bio that the Information Transfer Package is accurate, applicable, appropriate or constitutes a representations that the Licensed Product will be successful.

4.4

Project Information and Marketing. ELEVAI shall distribute each Licensed Product with all packaging, warranties, disclaimers, and product information as required by applicable law in the Licensed Territory. In no event shall Yuva Bio assume any liability for materials created or used by ELEVAI. ELEVAI agrees that its Commercialization efforts will not reflect unfavorably on, or dilute in any way, the image of excellence of Yuva Bio and the high level of ethical marketing practiced by Yuva Bio and its other licensee and distributors. ELEVAI shall not take any action, or omit to take any action, that would impair such image of such Licensed Product or of Yuva Bio. ELEVAI further agrees that it will: (i) present each Licensed Product fairly to potential customers; (ii) not disparage in any manner such Licensed Product, Yuva Bio, and any trademarks, trade names or service marks owned or used by Yuva Bio, whether in connection with sales of such Licensed Product or otherwise; and (iii) not attempt to register or otherwise assert any rights in or to any trademarks, trade names or service marks owned or used by Yuva Bio in connection with Licensed Product.

4.5

Joint Trials. The Parties agree to conduct Clinical Trials jointly (“Joint Trials”) of the Licensed Compound for the purpose of evaluating the Licensed Compound’s effect on improving the appearance of skin and any other metrics jointly agreed upon by the Parties. The Joint Trials may include combining the Licensed Compound with ELEVAI’s exosome technology. The Parties shall mutually agree on the work plan for carrying out the Joint Trials and the protocols for the Joint Trials. ELEVAI shall use commercially reasonable efforts to provide proposed work plans and protocols for the initial Joint Trial within sixty (60) days of the Effective Date for the Core Territory.

(a)

ELEVAI shall be the regulatory lead and the sponsor of record with respect to the Joint Trials. Yuva Bio shall provide ELEVAI with all assistance reasonably required to support regulatory submissions and/or obtain regulatory approvals if required for the performance of the Joint Trials.

(b)

Yuva Bio shall pay for all costs for any support from Yuva Bio personnel related to the Joint Trials. ELEVAI shall pay for all other costs, including all fees from the clinical trial provider and all costs for providing the necessary quantities of formulated materials containing the Licensed Compound.

(c)	The Joint Trials shall begin within six (6) months of the Effective Date, and shall be concluded within twelve (12) months of the Effective Date.

(d)	The work plan and protocols for any additional Joint Trials shall be approved by Yuva Bio in writing, which approval shall not be unreasonably withheld or delayed.

4.6

Results. Any data, reports, summaries, and other documentation (including works in progress) generated in the performance of and other results of the Clinical Trials (collectively “Results”) shall be, as between the parties, be owned by ELEVAI, subject to the following: Yuva Bio retains a worldwide, non-exclusive, paid-up, sublicensable, transferable, assignable, perpetual and irrevocable, non-exclusive license to use, reproduce, modify, distribute, and create derivative works of the Results.

5.	Financial Provisions.

5.1

Development Costs and Upfront Fee. Except as otherwise expressly stated herein, ELEVAI will be solely responsible for all Development, Manufacture and Commercialization costs incurred. As a condition precedent to this License Agreement, ELEVAI agrees to pay YuvaBio an upfront fee on the Effective Date. This up-front license fee is $5,000.

5.2	Minimum Royalties. Minimum Royalties in respect of any calendar year shall be calculated as follows:

(a)	If a Clinical Trial has been completed prior to the first anniversary of the Effective Date:

For the calendar year beginning the January 1st following the one year anniversary of the Clinical Trial Completion Date (“Year 1”)	$[*]
For the calendar year beginning the January 1st following the two year anniversary of the Clinical Trial Completion Date (“Year 2”)	$[*]
For the calendar year beginning the January 1st following the three year anniversary of the Clinical Trial Completion Date (“Year 3”)	$[*]
For the calendar year beginning the January 1st following the four year anniversary of the Clinical Trial Completion Date (“Year 4”)	$[*]
For the calendar year beginning the January 1st following the five year anniversary of the Clinical Trial Completion Date (“Year 5”)	$[*]
All subsequent calendar years during the Term	Amount equal to a 10% increase from the Minimum Royalty of the prior year.

(b)	If a Clinical Trial has not been completed prior to the first anniversary of the Effective Date, the Year 1 Minimum Royalty shall be replaced with the following:

For the calendar year beginning the January 1st following the one year anniversary of the Agreement (“Year 1 – No Clinical Trial”)	$[*]

5.3

Earned Royalties. In further consideration for the licenses granted to ELEVAI under this Agreement, ELEVAI shall pay Yuva Bio during the Royalty Term, on a Licensed Product-by-Licensed Product basis, royalties on the Net Sales of each Licensed Product in the Licensed Territory at the following rates:

Aggregate Net Sales of a Licensed Product in any Calendar Year during the Royalty Term	Rate
Portion of aggregate annual Net Sales of each Licensed Product up to one million U.S. dollars ($1,000,000)	[*]%
Portion of aggregate annual Net Sales of each Product greater than or equal to one million U.S. dollars ($1,000,000) up to and including ten million U.S. dollars ($10,000,000)	[*]%
Portion of aggregate annual Net Sales of each Product greater than ten million U.S. dollars ($10,000,000)	[*]%

5.4

Payment Term. Payments under Section 5.3 shall be paid on all sales of Licensed Products-by ELEVAI from the First Commercialization Date of each Licensed Product by ELEVAI and shall expire on a Licensed Product-by-Licensed Product and country-by-country basis upon the later of the following: (i) the last to expire Valid Claim of the Yuva Bio Patents in the country where such Licensed Product is sold; or (ii) ten (10) years after the First Commercialization Date of such Licensed Product in such country (the “Payment Term” for such Licensed Product and country).

5.5

Single Payment. No more than one payment shall be due with respect to a sale of a particular Licensed Product. The rates shall not multiply because the sale of a given Licensed Product is covered by more than one (1) Valid Claim within the country in which such Licensed Product is sold.

5.6

Payment Timing. Minimum Royalties shall be paid in four equal installments on the first day of each calendar quarter of such calendar year. No more than thirty (30) days after the end of each calendar quarter, ELEVAI shall pay to Yuva Bio the amount by which Earned Royalties due and payable for such calendar quarter exceed Minimum Royalties paid for such calendar quarter. In no event shall any difference between Earned Royalties and Minimum Royalties in any calendar quarter affect ELEVAI’s obligations to pay Earned Royalties or Minimum Royalties in any other calendar quarter. In the event of termination of this Agreement, (i) the foregoing settlement shall be made within thirty days of the effective date of such termination, and (ii) royalties shall be payable to whatever extent Earned Royalties accrued through the effective date of termination exceed the Minimum Royalties payable during said period to and including the calendar quarter in which termination becomes effective.

5.7

Royalty Estimates and True Up. Within 30 days following the end of each calendar quarter, ELEVAI shall submit to Yuva Bio a written statement reporting a good faith estimate of Aggregate Annual Net Sales attributable to such calendar quarter and related royalty rate calculation (“Estimated Quarterly Net Sales”) as broken down on a Licensed Product-by-Licensed Product and country-by-country basis, together with the amount of the total royalty payments due Yuva Bio in respect of such Net Sales (“Net Sales Details”). ELEVAI shall pay royalties based on Estimated Quarterly Net Sales. ELEVAI shall provide Yuva Bio with the true Net Sales for such calendar quarter and related Net Sales Details at the time it provides the Estimated Quarterly Net Sales for the following Calendar Quarter and shall reconcile and true-up the payments of royalties for each Calendar Quarter at the time it makes payments on the Estimated Quarterly Net Sales for the next Calendar Quarter.

5.8	Payment; Expenses.

(a)

ELEVAI shall pay all royalties accruing to Yuva Bio in U.S. Dollars, without deduction of exchange, collection, wiring fees, bank fees, or any other charges, within thirty (30) days following the calendar quarter in which Net Sales occur.

(b)	All payments shall be made by wire transfer of immediately available funds to a bank account designated in writing by the recipient Party.

(c)

For converting any Net Sales made in a currency other than United States Dollars, the parties will use the conversion rate published in the Wall Street Journal conversion rate reported by the Chase Manhattan Bank (N.A.), or other industry standard conversion rate approved in writing by Yuva Bio for the last day of the calendar quarter for which such royalty payment is due or, if the last day is not a business day, the closest preceding business day.

(d)

If at any time legal restrictions prevent the prompt remittance of part or all of any royalties with respect to any country in the Licensed Territory where any Licensed Product is sold, payment shall be made through such lawful means or method as the parties reasonably shall determine, the parties agreeing to fully cooperate in effecting such remittance.

(e)	Each Party shall bear its own costs and expenses associated with its responsibilities under this Agreement, except as expressly set forth in this Agreement.

5.9

Transfer Taxes. All payments due by ELEVAI to Yuva Bio in connection with this Agreement shall be exclusive of Transfer Taxes. Any Transfer Taxes shall be deducted against the payments due to Yuva Bio, unless Yuva Bio is required by law to directly pay the applicable Transfer Taxes, in which case Yuva Bio shall directly pay such Transfer Taxes to the proper taxing authority. In either case, the Party responsible under applicable law for remitting such Transfer Taxes to the proper taxing authority shall (i) timely pay the taxes to such taxing authority and timely file any associated tax return (with the other Party cooperating in such filing to the extent required by applicable law or reasonably requested by the Party) and (ii) reasonably promptly after such filing and payment send proof of such filing and payment to the other Party in a manner and form that is reasonably acceptable to such other Party. If ELEVAI fails to deduct any required Transfer Taxes from a payment to Yuva Bio, Yuva Bio agrees to promptly, upon request, return an amount equal to such Transfer Taxes to ELEVAI for payment to the proper taxing authority. Unless the failure by ELEVAI to deduct the Transfer Taxes (or to timely pay any Transfer Taxes to the proper taxing authority) is due to the breach by Yuva Bio of any covenant or agreement it has made under this Agreement, ELEVAI shall be responsible for all additions to tax, interest and penalty charges imposed by the taxing authority with respect to such failure to timely withhold and/or remit the required Transfer Taxes. The Parties agree that, to the extent required by applicable law, Transfer Taxes shall be separately stated on any invoice or other request for payment.

5.10

Late Payments. In the event that any payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest from the date due at the rate of one and one-half percent (1.5%) per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit the Party entitled to receive payment from exercising any other rights it may have as a consequence of the lateness of any payment.

5.11

Records and Audit. ELEVAI shall keep and maintain or cause to be maintained books and records pertaining to the calculation of Net Sales during the Term and for three (3) years thereafter. Such books and the supporting data shall be open to inspection by Yuva Bio or its agents, upon reasonable prior notice to ELEVAI , at all reasonable terms for a term of three (3) years following the date of creation of such records, upon reasonable prior notice to ELEVAI, for the purpose of verifying ELEVAI’s royalty statement or compliance in other respects with this Agreement. Such access will be available to Yuva Bio upon not less than ten (10) business days written notice to ELEVAI , not more than once each calendar year of the Term, during normal business hours, and once a year for three (3) years after the expiration or termination of this Agreement. Should such inspection lead to the discovery of a greater than ten percent (10%) and five thousand dollar ($5,000) US, discrepancy in reporting to Yuva Bio’s detriment, ELEVAI agrees to pay the full, reasonable cost of such inspection.

6.	Confidentiality.

6.1

Generally. A Receiving Party shall retain in strict confidence, and not disclose, divulge or otherwise communicate to any other Person, any Confidential Information of the Disclosing Party, whether received prior to or after the Effective Date, and shall not use any such Confidential Information for any purpose, except pursuant to the terms of, and as required to carry out such Receiving Party’s obligations under, this Agreement, except that each Receiving Party may disclose Confidential Information of the Disclosing Party to the officers, directors, employees, agents, accountants, attorneys, consultants, subcontractors or other representatives of the Receiving Party or its Affiliates (the “Representatives”) who, in each case, (a) need to know such Confidential Information for the limited purposes of the implementation and performance by the Receiving Party of this Agreement, (b) will use the Confidential Information only for such limited purposes, and (c) are bound by confidentiality obligations no less protective than those set forth in this Agreement. A Receiving Party shall use at least the same standard of care in complying with its confidentiality obligations hereunder as it uses to protect its own Confidential Information of comparable sensitivity and to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its Representatives, but in no event less than a reasonable standard of care. The Receiving Party shall be liable for any breach by any of its Representatives of the restrictions set forth in this Agreement. Without limiting the generality of any of the foregoing, the Parties shall not make any disclosure of Confidential Information that would be reasonably likely to preclude the Disclosing Party from obtaining U.S. or foreign patents on any patentable invention or discovery described or otherwise embodied in such Party’s Confidential Information. The Confidential Information of each Party includes information from Third Parties subject to confidentiality restrictions and disclosed by one Party to the other Party.

6.2

Release from Restrictions. A Receiving Party may disclose Confidential Information to the extent that such Confidential Information disclosure is made in response to a valid order or subpoena of a court of competent jurisdiction in the Territory or other Governmental Authority of competent jurisdiction or otherwise required by law, in the reasonable opinion of counsel to the Receiving Party; provided, however, that, to the extent practicable, the Receiving Party shall first provide written notice to the Disclosing Party reasonably in advance under the circumstances in order to give the Disclosing Party a reasonable opportunity to quash such order or subpoena or to obtain a protective order requiring that the Confidential Information or documents that are the subject of such order or subpoena to be held in confidence by such court or Governmental Authority or, if disclosed, be used only for the purposes for which such order or subpoena was issued; and provided, further, that whether a disclosure order or subpoena is quashed or a protective order is obtained, any Confidential Information that may be disclosed in response to such court or Governmental Authority order or subpoena shall be limited to information that, in the reasonable opinion of counsel to the Receiving Party, is legally required to be disclosed in such response to such order or subpoena.

6.3

A Receiving Party may also disclose Confidential Information to the extent that such disclosure is made (a) to a Governmental Authority as required in connection with any filing, application or request for Regulatory Approval with respect to the Licensed Product, (b) to comply with the reporting requirements of any applicable laws or any securities exchange on which the securities of the Receiving Party or its Affiliates are traded or (c) to a Third Party to which a Receiving Party has a contractual obligation related to the Licensed Product, but only to the extent such information is required by such contractual obligation, provided, that in each case (clauses (a), (b) and (c)), reasonable measures are taken to seek confidential treatment of such Confidential Information.

6.4

A Receiving Party may disclose this Agreement to a Third Party in connection with or in conjunction with (a) a proposed merger, consolidation, sale of assets that includes those related to this Agreement, (b) a permitted assignment of this Agreement or (c) loan financing, raising of capital, or sale of securities; provided, however, that the disclosing Party obtains an agreement for confidential treatment thereof on terms no less protective than those contained herein.

6.5	Any Confidential Information disclosed pursuant to this Section shall maintain its confidentiality protection and nonuse restrictions for all purposes other than such disclosure.

6.6

No Implied Rights. Except as otherwise expressly set forth in this Agreement, nothing herein shall be construed as granting any Receiving Party any right, title, interest in or ownership of the Confidential Information, proprietary information or Intellectual Property of the Disclosing Party. For the avoidance of doubt, specific information disclosed as part of Confidential Information shall not be deemed to be in the public domain or in the prior possession of the Receiving Party merely because it is embraced by more general information in the public domain or by more general information in the prior possession of the Receiving Party.

6.7

Information Transfer Package; Licensed Compound. Without limiting any other restrictions in this Agreement, ELEVAI is not permitted to use, disclose or otherwise reference the Information Transfer Package, in whole or part, outside of activities related to this Purpose under this Agreement during the Term and subsequent surviving confidentiality term. Any such use, disclosure or reference shall be an uncurable material breach of this Agreement. As part of the Information Transfer Package, or thereafter during the Term of this Agreement, ELEVAI may be provided access to information related to and identities of Yuva Bio’s suppliers of the Licensed Compound, Yuva Bio’s development partners, or other key vendors and partners (“Yuva Bio Partners”). Such information shall be considered Yuva Bio’s Confidential Information. During the Term, ELEVAI shall not, without collaboration of or without prior written approval of Yuva Bio, contact or otherwise communicate with such Yuva Bio Partners in connection with the Licensed Compound or the Purpose. ELEVAI shall not reverse engineer, modify or create derivatives or improvements or permit the modification of or creation of additional Compound Y100 (through natural or synthetic methods) or derivatives of, or improvements on, Compound Y100 or related Proprietary Information without Yuva Bio’s prior written consent; provided that the foregoing shall not limit ELEVAI’s rights to Develop, Manufacture and Commercialize Licensed Products under this Agreement. Following receipt of the Information Transfer Package, ELEVAI shall not develop, license, make, have made, offer to sell or sell products using, based on or derived from Compound Y100 or using any part of the Information Transfer Package without a valid license agreement in place with Yuva Bio;. This clause shall apply whether any such product is developed in-house by ELEVAI or acquired from any third parties and resold by ELEVAI.

6.8

Survival of Confidentiality Obligations. The confidentiality obligations of the Parties contained in this Section shall remain binding on both Parties during the Term and for a period of ten (10) years after the expiration of the Term or the termination of this Agreement, regardless of the cause of such expiration or termination.

7.	Intellectual Property.

7.1

Yuva Bio Patent Prosecution and Maintenance. For each patent application and patent that is a Yuva Bio Patent, Yuva Bio shall, at Yuva Bio’s sole cost and expense: (i) have the right (but not the obligation to) prepare, file and prosecute such patent application; (ii) have the right (but not the obligation to) maintain such patent; and (iii) keep ELEVAI informed of the issuance of patents from any such patent application.

7.2

Background IP. Each Party retains all right, title and interest in and to its Background Intellectual Property. Background Intellectual Property supplied by one Party to the other shall remain the property of the supplying Party, who may dispose of the same at its discretion. ELEVAI shall have a limited license to use Yuva Bio’s Background Intellectual Property only to the extent necessary to facilitate its obligations in connection with the Purpose during the Term and may not dispose of the same under any circumstances, including disclosing it to any Third Parties.

7.3

Yuva Bio Developed IP. Yuva Bio shall own all right, title and interest in the Yuva Bio Developed IP. Yuva Bio shall have the right, but not the obligation to prepare, file, prosecute, maintain, license and enforce, under its exclusive control and at its expense the Intellectual Property therein.

7.4

ELEVAI Developed IP. ELEVAI shall own all right, title and interest in ELEVAI Developed IP. ELEVAI shall have the right, but not the obligation to prepare, file, prosecute, maintain, license, and enforce, under its exclusive control and at its expense, the Intellectual Property therein.

7.5	Cooperation.

(a)	ELEVAI hereby assigns (and shall take all steps necessary to cause to be assigned) to Yuva Bio, and Yuva Bio accepts, all of ELEVAI’s right, title and interest in or to Yuva Bio Developed IP.

(b)	Yuva Bio hereby assigns (and shall take all steps necessary to cause to be assigned) to ELEVAI, and ELEVAI accepts, all of Yuva Bio’s right, title and interest in or to ELEVAI Developed IP.

(c)

For all Intellectual Property owned by one Party under this Section, the Party not owning the Intellectual Property shall, if and whenever requested to do so by the other Party, cooperate in any proceeding which may be initiated, and in every proper way to testify, execute affidavits, instruments, or statements necessary to confirm the owning Party’s rights and title to the Intellectual Property, including for filing, prosecution, maintenance, and enforcement. The cooperating Party shall be reimbursed the other Party for any reasonable expenses incurred in so doing.

(d)

Each Party covenants that any of its employees, contractors, or consultants involved in the performance of such Party’s tasks under this Agreement shall perform such work subject to inventions agreements that provide such Party with sole, exclusive and freely assignable ownership of all Intellectual Property developed by such employee, contractor, or consultant in the course of such work and all moral rights therein.

7.6	Reserved.

7.7

Recognition of Inventors. Each Party shall recognize the other Party’s inventor(s) of any Developed IP patent rights to be named as the inventor(s) of such patents. Each Party that is exploiting such a patent shall be responsible for making any payments required to be made under applicable law to such inventor(s), if any. If either Party files a patent application naming inventor(s) which are the personnel of the other Party, the filing Party shall, at the request of the other Party, issue a written statement confirming such filing.

7.8	Trademarks. Neither Party shall make use of any trade name, trademark or service mark of the other Party without the prior written approval of the other Party.

7.9

Other Intellectual Property. For the avoidance of doubt, all other Intellectual Property rights of the Parties that presently exist or that are created outside of this Agreement will remain owned by the Parties as their rights exist under U.S. or international patent, copyright, and other laws without modification by this Agreement.

7.10

Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be, deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code, or under similar statutes in other jurisdictions, as applicable. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code.

8.	Patent Marking Requirements.

8.1

Compliance With Patent Marking Requirements. ELEVAI shall mark all Licensed Products and all associated packaging and documentation with the appropriate marking and notices associated with the applicable Yuva Bio Patents in accordance with the applicable laws of each country or jurisdiction in which such Licensed Products are manufactured, used or sold.

9.	Representations; Disclaimers.

9.1

Mutual. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that (a) it is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof, (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, (c) this Agreement is legally binding upon it and enforceable in accordance with its terms and conditions and (d) the execution and delivery of this Agreement by it does not conflict with any agreement to which it is a party, or to which it is bound.

9.2	Yuva Bio. Yuva Bio hereby represents and warrants to ELEVAI as of the Effective Date that:

(a)	Yuva Bio is entitled to grant the rights and licenses granted to ELEVAI as set forth in this Agreement.

9.3

Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION, YUVA BIO MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE LICENSED IP OR LICENSED PRODUCTS OR COMBINATION PRODUCTS. IN ADDITION, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, YUVA BIO MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, OF THE PATENTABILITY OF THE YUVA BIO PATENTS OR OF THE ENFORCEABILITY OF ANY PATENTS ISSUING THEREUPON, IF ANY, OR THAT THE LICENSED TECHNOLOGY IP OR LICENSED PRODUCTS OR COMBINATION PRODUCTS ARE OR WILL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

10.	Indemnification.

10.1

ELEVAI shall defend, indemnify and hold harmless Yuva Bio and its Affiliates and each of their officers, directors, shareholders, employees, successors and permitted assigns from and against any and all any losses, costs, liabilities, judgments, debts and other fees (including attorneys’ fees) incurred by any Yuva Bio indemnitees caused by any claims, charges, complaints, actions, suits, proceedings, hearings, investigations and demands brought against any indemnitee by any Third Party (“Claims”) relating to or arising from: (a) ELEVAI’s gross negligence or willful misconduct in performing any of its obligations or exercising its rights under this Agreement, (b) breach by ELEVAI of any of its representations, warranties, covenants or obligations under this Agreement, (c) activities directed to the Development, Manufacture or Commercialization of Licensed Products or Combination Products by ELEVAI, ELEVAI Affiliates, agents or subcontractors (including any use, handling, storage, marketing, sale, distribution or other disposition of the Licensed Products or Combination Product by such persons in performance of such Development, Manufacture or Commercialization, (d) the infringement or alleged infringement of a Licensed Product which contains exosomes and/or stem cell derived ingredients or Combination Product, or (e) product liability, safety, false advertisement or other claim of any kind related to the offer to or use by a Third Party of a product that was manufactured, sold, marketed or otherwise disposed of by ELEVAI, or its Affiliates, in each of the foregoing subsections (a)-(e) to the extent that the Claim is not otherwise subject to Yuva Bio’s indemnification obligations.

10.2

Yuva Bio shall defend, indemnify and hold harmless ELEVAI and its Affiliates and each of their officers, directors, shareholders, employees, successors and permitted assigns from and against any and all any losses, costs, liabilities, judgments, debts and other fees (including attorneys’ fees) incurred by any ELEVAI indemnitees caused by any Claims relating to or arising from (a) Yuva Bio’s gross negligence or willful misconduct in performing any of its obligations or exercising its rights under this Agreement, (b) breach by Yuva Bio of any of its representations, warranties, or covenants under this Agreement.

10.3

Procedures for Third Party Claims. With respect to a Claim, the indemnified Party (“Indemnified Party”) shall promptly notify the indemnifying Party (“Indemnifying Party”) of any Claim with respect in which the Indemnified Party is seeking indemnification under this Section (provided, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieved the Indemnifying Party of any liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual prejudice directly caused by the delay or other deficiency), and the Indemnifying Party shall have the right to assume full control over the defense and settlement thereof provided, however, that an Indemnified Party shall have the right to retain its own counsel and to participate in the defense thereof, with the fees and expenses to be paid by the Indemnified Party unless the Indemnifying Party does not assume the defense. The Indemnifying Party shall not be liable for the indemnification of any Claim settled (or resolved by consent to the entry of judgment) without the written consent of the Indemnifying Party. The Indemnifying Party shall obtain the prior written consent (which shall not be unreasonably withheld or delayed) of the Indemnified Party before entering into any settlement of (or resolving by consent to the entry of judgment upon) such Claim unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person by an Indemnified Party, no requirement that the Indemnified Party admit negligence, fault or culpability, and no adverse effect on any of the claims that may be made by or against the Indemnified Party, and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement does not require the Indemnified Party to take (or refrain from taking) any action. The Indemnified Party, and its employees and agents, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation of any Claim. Regardless of who control the defense, each Party hereto shall reasonably cooperate in the defense as may be requested.

11.	Limitations of Liability.

11.1

Disclaimer. EXCEPT FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY AND NONDISCLOSURE OBLIGATIONS WITH RESPECT TO CONFIDENTIAL INFORMATION, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES, ARISING OUT OF THIS AGREEMENT, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

11.2

Limitation. EXCEPT FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY AND NONDISCLOSURE OBLIGATIONS WITH RESPECT TO CONFIDENTIAL INFORMATION, IN NO EVENT SHALL EITHER PARTY BE LIABLE IN THE AGGREGATE FOR ALL CLAIMS HEREUNDER, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, FOR AN AMOUNT IN EXCESS OF (A) $10,000 IF THE CLAIM GIVING RISE TO LIABILITY ARISES PRIOR TO THE COMMENCEMENT OF COMMERCIALIZATION, IF ANY, AND (B) THE AMOUNTS PAID TO YUVA BIO BY ELEVAI IN THE THEN-PRIOR TWELVE (12) MONTH PERIOD, IF THE CLAIM GIVING RISE TO LIABILITY ARISES AFTER COMMENCEMENT OF COMMERCIALIZATION.

12.	Term and Termination.

12.1

Term. This Agreement shall commence on the Effective Date and shall continue until terminated in accordance with this Section 12. Notwithstanding any other provision of this Agreement, any license granted under a Yuva Bio Patent hereunder shall not remain in effect beyond the expiration of the last-to-expire Valid Claim of such Yuva Bio Patents.

12.2	Termination by ELEVAI. ELEVAI may terminate this Agreement at any time with or without reason upon 90 (ninety) days prior written notice to Yuva Bio.

12.3

Insolvency. If an Insolvency Event occurs, (a) ELEVAI will give immediate (not longer than three Business Days) notice to Yuva Bio of such occurrence, and (b) Yuva Bio will have the right to immediately terminate this Agreement by written notice to ELEVAI.

12.4

Termination for Cause. Each Party will have the right to terminate this Agreement if the other Party breaches any material term or condition of this Agreement (including failure to) and fails to cure the breach within thirty (30) days after receipt of written notice of the breach (if curable).

12.5

Termination by Yuva Bio. Yuva Bio may terminate this Agreement immediately upon written notice to Yuva Bio on a country-by-country basis if: (a) as of the one year anniversary of the Clinical Trial Completion Date, in Yuva Bio’s reasonable determination, ELEVAI has not (i) taken measurable actions to Commercialize the Licensed Product, (ii) developed draft marketing materials for sale of Licensed Products, or (iii) paid in full its obligations for Minimum Royalties; (b) as of the second anniversary of the Clinical Trial Completion Date, no Net Sales have accrued; (c) in Yuva Bio’s reasonable judgement, ELEVAI has failed to exert commercially reasonable efforts in Development, Manufacture or Commercialization or as to any Progress Report or accepted Option Request; or (d) as otherwise expressly stated in this Agreement. As an alternative to Yuva Bio’s termination right, Yuva Bio may offer the continuation of the Agreement subject to an amendment to this Agreement reflecting revised Minimum Royalties, Earned Royalties or other obligations which, if executed by the Parties.

12.6

Effect of Termination. In the event of termination by either Party pursuant to this Section, without limiting any other rights or remedies, neither Party shall have any further rights or obligations under this Agreement, except as specifically provided under this Agreement. In the event of the termination of this Agreement, each Party shall (a) as soon as reasonably practicable cease activities under the Agreement; (b) promptly pay any fees or payments due to the other Party arising from activities performed or Net Sales prior to the effective date of termination; and (c) return to each other or destroy all materials embodying Confidential Information of the other Party.

13.	General.

13.1

Relationship of the Parties. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the Parties hereto, or be deemed to constitute any party the agent or employee of the other Party for any purpose whatsoever and neither Party shall have the authority or power right to bind the other or to contract in the name of, or create a liability against, the other Party in any way or for any purpose.

13.2

Governing Law. This Agreement will be governed exclusively by and construed exclusively under: (a) the laws of the State of New York, without regard to conflict of law provisions; and (b) the federal laws of the United States of America; and any legal action or proceeding by any Party to enforce, construe or otherwise concerning this Agreement will be brought exclusively in the state or federal courts located in New York City in the State of New York, and in any action or proceeding, each Party agrees to irrevocably submit to the exclusive jurisdiction and venue of those courts.

13.3

Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section:

If to ELEVAI:	Elevai Labs, Inc. 1120 Newport Center Drive, Suite 250 Newport Beach, California 95618 Attention: Braeden Lichti braeden@elevailabs.com
with a copy to:	Coblentz Patch Duffy & Bass LLP One Montgomery Suite 3000 San Francisco, California 94104 Attention: Paul Tauber ptauber@coblentzlaw.com
If to Yuva Bio:	Yuva Biosciences, Inc. 1500 First Avenue N, Suite L133 Birmingham, AL 35203 Attention: Greg Schmergel greg@yuvabio.com
with a copy to:	Preti Flaherty PO Box 1318 Concord, NH 03302

Attention : Kara Sweeney KSweeney@preti.com

13.4

Titles and Headings. Titles and headings used in this Agreement have been inserted for convenience of reference only and do not define, modify, or restrict the meaning or interpretation of the terms or provisions of this Agreement.

13.5

Assignment. Neither Party shall assign or transfer this Agreement without the prior written consent of the other Party provided that each Party may assign this Agreement to any Affiliate of, or successor to, such Party or in connection with the sale of all or substantially all of the assets or outstanding capital stock of such Party.

13.6

Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

13.7

Expenses. Unless otherwise set forth in this Agreement or mutually agreed by the Parties in writing, neither Party will be required to pay the other Party any fee for the rights granted under this Agreement and each Party will be solely responsible for all costs, expenses, and fees that it incurs in the performance of its obligations and exercise of its rights under this Agreement.

13.8

No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.9

Severability. If any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any provision is held invalid by a court having proper jurisdiction, then: (i) that provision will be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law; and (ii) the remaining terms and conditions of this Agreement will remain in full force and effect.

13.10

Entire Agreement. This Agreement, and the documents to be delivered hereunder constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein (except for the MTA), and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter (except for the MTA). The terms and conditions of the Material Transfer Agreement dated June 20, 2023 (the “MTA”) are hereby incorporated by reference into this Agreement. The MTA shall remain in full force and effect. In the event of any conflict between this Agreement and the MTA, the terms of the MTA shall prevail. This Agreement shall be considered a “valid license agreement” as specified in Section 3.1 and 3.2 of the MTA.

13.11

Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or applicable law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular. The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole, including exhibits and schedules hereto, and not to any particular provision of this Agreement. When a reference is made in this Agreement to Annexes, Articles, Exhibits, Sections or Schedules, such reference shall be to an Annex, Article, Exhibit, Section or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” shall be deemed in each case to be followed by the words

“without limitation.” Pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.12	Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.

13.13

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

13.14

Injunctive Relief. Each Party acknowledges and agrees that any violation or threatened violation of Sections 2.1 or 2.3 by Yuva Bio or Section 6 by either Party or its Representatives may cause irreparable injury to the other Party for which money damages would be an inadequate remedy. Accordingly, in addition to remedies at law, the non-violating Party shall be entitled to seek equitable or injunctive relief as a remedy for any such violation or threatened violation without the need to post any bond or any other security.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this License Agreement as of the Effective Date.

YUVA BIOSCIENCES, INC.		ELEVAI LABS, INC.

By:	/s/ Greg Schmergel	By:	/s/ Jordan R. Plews
Name:	Greg Schmergel	Name:	Jordan R. Plews
Title:	CEO	Title:	CEO

Date:	November 28, 2023	Date:	November 28, 2023

EXHIBIT 10.3

RESEARCH & DEVELOPMENT AND MANUFACTURING AGREEMENT

This Research & Development and Manufacturing Agreement (“Agreement”) is entered into as of September 6, 2023 (“Effective Date”) by and between Allure Labs, LLC, a Delaware limited liability company having its principal place of business at 30901 Wiegman Road, Hayward, California 94544 (“Allure”), on the one hand, and Elevai Labs, Inc., a Delaware corporation having its principal place of business at 120 Newport Center Drive, Ste. 250, Newport Beach, CA 92660 (“Elevai” or “Customer”), on the other hand (each, a “Party” or collectively, the “Parties”).

RECITALS

1.
Allure is in the business of developing, formulating and manufacturing personal care products.
2.
Customer is in the business of formulating, marketing and distributing personal care products and owns certain product formulas.
3.
The Parties desire to enter into this Agreement regarding: (1) Customer’s request for product research and development (“R&D”) services from Allure, (2) Customer’s purchase from Allure of certain goods listed on Schedule A as amended from time to time (“Products”) and (3) and the supply of exosomes by Elevai to Allure.
4.
The Parties intend that the terms of this Agreement shall apply to the manufacture and sale of all Products and R&D services to Customer and the supply of exosomes by Elevai to Allure.

NOW THEREFORE, in consideration of the recitals set forth above and the covenants set forth in this Agreement, the Parties hereto do hereby agree as follows:

AGREEMENT

1.
RESEARCH & DEVELOPMENT
1.1.
R&D Services. Upon request of Customer, Allure shall provide R&D services (“R&D Services”) to Customer at Allure’s standard charges listed in Schedule D. Allure shall provide 30 days’ notice to Customer of changes to Schedule D pricing. R&D Services include but are not limited to research and development for new or modified products that may become Products, and Good Manufacturing Practices and other required testing associated with the manufacture of the Products. Allure will provide a not-to-exceed price for each request of Customer. Fifty percent (50%) of the charges for R&D Services must be paid for in advance by Customer before services will be performed and the remainder shall be paid within ten (10) business days following completion of the R&D Services.
1.2.
Exclusions. R&D Services specifically exclude any product safety testing. Customer is solely responsible for all product safety testing, including but not limited to SPF factor test(s), repeat insult patch test(s) (RIPT), toxicology test(s), dermal test(s), ophthalmologic safety test(s), Preservative Efficacy Test(s) (PET), and Micro Limit Test(s) (MLT). Customer shall provide Allure with copies of the results of such product safety testing. In addition, Customer is responsible for the accuracy of their marketing and compliance with all laws and regulations with respect to any region or country in which the product(s) is sold.
1.3.
R&D Requests. Customer may request Allure to perform R&D Services for products using Allure’s standard Product Development Request (“PDR”) form. Such PDR may be for Allure to perform R&D Services in accordance with Customer’s specifications, such as raw material specifications, manufacturing or testing procedures. No PDR is accepted and binding upon Allure until Allure’s acceptance thereof by written confirmation. Any terms or conditions in a PDR additional to or inconsistent with or in conflict with this Agreement are expressly rejected and not accepted by Allure. Upon acceptance in writing by Allure of any PDR, the PDR shall be deemed incorporated into this Agreement as Schedule C.
1.4.
Ownership of Product Formula(s). Allure and Customer agree that prior to manufacturing any product for sale by Customer, Schedule A herein will be updated and signed by each party, identifying the owner of the formula for each product using the categories below:
1.4.1.
New Joint Products. At Customer’s request, Allure and Customer will collaborate to create new product formulas exclusively for sale by Customer, each a “New Joint Product”. At Customer’s request, Allure agrees to transfer its entire ownership of a formula (including, without limitation, all Intellectual Property (as defined below) rights associated therewith or incorporated therein) to Customer at a cost of $25,000 per product formula.
1.4.2.
Allure Products. All formulas developed by Allure as of the Effective Date, and all future formulas developed by Allure, in each case independently of this Agreement are the property of Allure (“Allure Products”).

Changes to Allure Products in response to Customer requests shall not change the ownership of said product. Customer owns all of its products (including, without limitation, all Intellectual Property rights associated therewith or incorporated therein) in existence as of the Effective Date, excluding the formulas listed in Schedule A, which are owned by Allure (as noted in Schedule A). Allure shall sell to Elevai any or all of such formulas (including any Intellectual Property rights therewith or incorporate therein) upon Elevai providing written request and tendering $25,000 per formula to Allure. Notwithstanding the foregoing, immediately upon Elevai purchasing at least

$1,000,000 of any product for which Allure owns the formula, Allure shall transfer and assign to Elevai all right, title and interest in and to such formula (including, without limitation, all Intellectual Property rights associated therewith or incorporated therein) without any further consideration. For purposes of clarification, Elevai shall have the unrestricted right to commercialize all formulas that it acquires from Allure.

Allure shall not, directly or indirectly through any third party, manufacture, market, sell or distribute any product for which (i) the formula was developed for Elevai or developed in connection with this Agreement or (ii) Elevai owns the formula. Further, Allure shall maintain all formulas free and clear of all lien, encumbrances, mortgages, charges and other security interests.

1.4.3.
Formula(s) Owned by Customer. Customer shall own any formula that it provides to Allure for manufacture (“Customer Product”). Changes to a Customer Product by Allure shall not change the ownership of said product provided, however, that if major changes to the Customer’s formula are required, then Customer shall be required to pay Allure a commercially reasonable fee not to exceed $25,000. Allure shall, in its reasonable discretion, make the final decision as to whether its changes constitute minor or major changes pursuant to this provision.
2.
PRE-PRODUCTION
2.1.
Required Testing. Customer understands and agrees that before any Products may be manufactured, appropriate stability testing and preservative efficacy testing are required. Allure will perform such testing for the Products at its standard charges, which shall be pre-paid by Customer. Any changes to the existing formula may require new testing.
2.2.
Required Product Safety Testing. Customer understands and agrees that before any Products may be manufactured, Customer shall obtain product safety testing as set forth in Section A-2 and provide Allure with copies thereof.
2.3.
Product Approval. Customer shall approve in writing each Product for production before Allure will commence manufacture of the Product.
2.4.
Additional Services. If Customer requests review and compliance with specific requirements that are beyond the scope of Allure’s standard services, such as compliance with the European Union Cosmetic Regulations or vendor requirements, such services will be provided by Allure only upon further written agreement of the Parties and are subject to Allure’s standard hourly in Schedule D herein.
2.5.
Samples. Any requests for Product samples for additional testing and/or marketing after initial amount of samples have been sent will be charged a $200 setup fee per Product plus per unit sample cost.
3.
MANUFACTURING
3.1.
Manufacture of Products. During the Term, as hereinafter defined, and subject to the terms and conditions of this Agreement, Allure agrees to manufacture and sell to Customer those Products set forth on Schedule A which Customer may, from time to time, order from Allure by an order document consistent with Allure’s prices to Customer. Such order will be binding upon Allure only upon Allure’s acceptance by written confirmation. Any terms or conditions in an order document additional to or inconsistent with or in conflict with this Agreement are expressly rejected and not accepted by Allure. The Parties hereby agree that the list of Products on Schedule A may be amended, from time to time, to add Products upon mutual agreement of the Parties.
3.2.
Primary Manufacturer. During the Term, Allure shall be Customer’s primary manufacturer of the Customer Products set forth in Schedule A, as may be amended from time-to-time to add any New Customer Products. At all times, Customer shall ensure that Allure will be awarded a significant majority of Customer’s total formulation and use commercially reasonable efforts to ensure that Customer’s contract manufacturing vendor spend with secondary or other manufacturer’s share of spend never exceeds twenty percent (20%) of total spend, as measured in any rolling twelve (12) month period. In the event of a purchase of one or more product formulas as per Section A 4 a), Allure will continue to be the primary manufacturer for said formulas for the term of this Agreement. Customer’s obligations pursuant to this Section C-2 are expressly contingent upon Allure’s pricing and delivery/lead times remaining consistent with pricing and delivery/lead times available to Customer in the marketplace.
3.3.
Product Specification Changes. Allure shall not make major unilateral changes to a Product formula without prior written approval of Customer.
3.4.
Product Pricing. Prices for the Products as of the date hereof shall be determined as set forth on Schedule B or as otherwise agreed in writing between the Parties from time to time. Allure reserves the right to increase prices for Products, upon ninety (90) days’ written notice to Customer.
3.5.
Set Up Fee. A $1,500 per-Product set up fee will be charged for any order of a Product below 2,500 pieces.
3.6.
Special-Order Raw Materials. Allure will advise Customer if Products require raw materials that Allure does not normally stock in the course of its manufacturing. In the event raw materials must be specially ordered by Allure on Customer’s behalf, Customer is responsible for providing a written purchase order for the raw material(s) and pre-paying for the raw material(s). As the specially-ordered raw material is used in production of Products, Customer will receive a credit against Product purchases for the amount of the raw material used. Customer understands and agrees that because raw materials have a specified shelf life or expiration, if specially ordered raw material becomes unsuitable for use before it can be fully used in the production of Products, then Allure will either return the raw material to Customer or dispose of the raw material, in each case, at Customer’s expense, unless Allure is able to use the raw materials for another customer and elects to retain the raw material upon notice to Customer. Allure shall provide reasonable notice of upcoming expiration dates to Customer.
3.7.
Company and Product Registration. Customer is solely responsible for registering with any applicable federal or state agencies, if applicable, and for the registration or approval of any Products that are required to be registered or approved to comply with any local, state, provincial, foreign or federal laws and related regulations including but not limited to the U.S. Food and Drug Administration (the “FDA”). If Customer desires the service of Allure to register its company or such Products with the relevant governmental agencies, Allure may provide such services at Allure’s standard charges, payable in advance by Customer. Allure’s standard charges are included in Schedule D.
3.8.
Packaging Equipment. Within six (6) months from the Effective Date, Allure shall purchase, test and make operational the cellophane wrapping equipment as reasonably required by Customer in connection with the manufacture of Company’s Products, in an amount not to exceed $40,000, subject to availability and vendor lead times. At the appropriate time, Allure and Elevai will have a good faith discussion should the amount of such purchase exceed $40,000. If Allure is unable to purchase, test and make operational the cellophane wrapping equipment referenced above within the six (6) month period referenced above, then Elevai’s obligation to comply with Section C(2) shall be suspended until such time that the applicable equipment has been purchased, tested and operational.
4.
TERMS OF SALE AND PAYMENT
4.1.
Accepted Payment Forms. Customer shall pay for all orders in U.S. Dollars. Customer shall make payment for all orders by credit card, company check or wire transfer. If a credit card payment is made to pay for Products or services, a three percent (3%) fee will be added to the total cost of the order. If company check is issued to pay for Products or services, the check must clear before Allure will provide Products or services. Customer is responsible for any fees incurred by Allure related to returned checks.
4.2.
Payment for Testing, Additional Services, Samples and Registration. Customer shall pre-pay all charges related to Product testing, additional services, Product samples and Product registration.
4.3.
Payment for Products. Customer shall pre-pay for all orders of Product as follows: Fifty percent (50%) at the time of Allure’s acceptance of the purchase order, and fifty percent (50%) prior to Allure’s delivery of the order. Unless otherwise agreed in writing, if any invoice remains unpaid after thirty (30) days, Allure may elect to immediately terminate this Agreement.
4.4.
Shipment. Products shall be shipped F.O.B. from the place of manufacture by Allure using such carrier or carriers as Customer may select. Title to the Products and risk of loss will pass to Customer at the shipping point.

5) Taxes. Customer shall be responsible for and shall pay any applicable, separately- itemized sales, use, excise or similar taxes, including value added taxes and customs duties due on the importation of Products and arising from Product purchases made by Customer under the Agreement. All such taxes shall be determined based upon the final shipment designation of the items identified on the invoice.

6) Delivery Times. All Products ordered by Customer pursuant to accepted purchase orders will be scheduled for delivery in accordance with Allure’s then current and normal delivery times. Allure agrees to promptly notify Customer of any delays. Allure shall have no liability for any delay caused by any event listed in Section N- 6 of this Agreement or any delays caused by a failure of a supplier to timely deliver to Allure any deliverable that is necessary for the manufacturing of the relevant Product. In the event of delay, the Parties will mutually agree on a commercially reasonable shipment date provided that if the Parties cannot agree on a commercially reasonable shipment date, then Allure reserves the right to reject all or part of the affected purchase order.

E) INSPECTION, ACCEPTANCE AND REJECTION

1) Defective Products. Allure does not accept, and will not be required to accept, return of Products except as provided in this Section for Products that were defective within sixty (60) days of being made available to Customer (“Defective Products”). For purposes of this Agreement, Defective Products means only the following: (a) Products that do not meet documented Product specifications agreed upon by the Parties for any particular Product (“Product Specifications”) including, without limitation, Products which do not contain the correct quantities of ingredients, (b) Products that are mislabeled or contain peeling, visibly crooked or unreadable labels, and (c) Products that are leaking. All such returns must be pre- authorized and accompanied by a Return Authorization Number issued by Allure. Allure shall accept returns of Defective Products, provided Customer gives Allure notice in writing of such defect within sixty (60) days following the date of delivery of the Products by Allure to the facility Customer specifies with respect to any defect apparent on the surface or with respect to any latent or hidden defect. Customer is obligated to examine any shipment upon receipt and report any Defective Products to Allure immediately. Unless otherwise required by law, no claim, on any basis, will be accepted after sixty (60) days from delivery to the facility specified by Customer, regardless of when the alleged defect was discovered including, but not limited to, any claim based upon the alleged gross negligence of Allure. ALLURE SHALL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL, OR INCIDENTAL LOSS OR DAMAGE OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION, LOSS OF

PROFITS, REVENUES, OR CONTRACTS. Allure shall in no event be responsible for any defect, damage or deficiency caused by any third party who may have altered the Products after Allure delivered the Products to the facility specified by Customer. Notwithstanding anything to the contrary in the foregoing, the sixty (60)

day limitation specified herein shall not be applicable to any recall as provided in the Quality Agreement.

4.5.
Remedy for Defective Products. For any Products that either Party finds in its reasonable determination to be defective, Allure shall (at Customer’s sole discretion) refund Customer for all such defective Products or grant Customer a credit against future purchases of Product or replacing Products. Allure may require Customer to return or destroy Defective Products at Allure’s sole cost and expense.
4.6.
No Returns Without Authorization. ANY RETURNS WITHOUT PRIOR WRITTEN AUTHORIZATION BY ALLURE ARE NOT SUBJECT TO CREDIT OF

ANY KIND. In the event Customer returns Products to Allure, including Defective Products, without prior written authorization, Allure may in its discretion destroy the Products and not return them to Customer or issue any credit or make any payment to Customer for such goods, or Allure may refuse the Products.

4.7.
Shortages. Customer shall notify Allure of any shortage of Products no later than ten (10) days of delivery by Allure. Upon a showing of proof to the reasonable satisfaction of Allure, Allure may in its discretion either provide a credit toward a future purchase of Products or complete the order by delivery of additional Products.
5.
REGULATORY COMPLIANCE
5.1.
Regulatory Approvals. Customer shall be solely responsible for submitting and obtaining any regulatory or other legal approvals, certifications, registrations, or other authorizations necessary to market the Products. Customer should make a good faith effort to notify Allure of regulatory changes, guidance or ingredient- relevant findings with respect to the sale of the Products by all relevant domestic and international regulatory bodies.
5.2.
Compliance with Good Manufacturing Practices. Allure shall conduct all manufacturing operations under the Agreement in compliance with Good Manufacturing Practices set forth by the FDA in 21 C.F.R. Parts 210 and 211 and other comparable and applicable laws, regulations, and standards. Allure further warrants that it is a business entity in good standing and is licensed to do business by the appropriate government agency. Customer’s quality unit shall remain responsible for approving or rejecting Products, including final release.
5.3.
Quality Agreement. The Parties’ rights and responsibilities with respect to FDA regulatory and quality compliance are set forth in that certain Quality Agreement by and between Allure and Customer attached hereto as Exhibit E (the “Quality Agreement”). All Parties agree to abide by the terms of the Quality Agreement.
6.
REPRESENTATIONS AND WARRANTIES

1) Allure Warranties. Allure represents and warrants that the Products subject to this Agreement including, without limitation, all products replacing any Defective Products, are free of material defects in workmanship, materials and ingredients under normal use. Allure warrants that such Products are in compliance with the Product Specifications provided with respect to such Products and are manufactured in compliance with the Quality Agreement. Allure makes no warranty concerning any product performance or characteristics, or that any product conforms to promises or affirmations of fact made by Customer on the container or label, if any. ALLURE MAKES NO WARRANTY, EXPRESS OR IMPLIED, THAT THE PRODUCT(S) ARE SUITABLE FOR ANY PARTICULAR PURPOSE OR ARE FIT FOR ANY PARTICULAR USE. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE DESCRIPTION ON THE FACE OF THIS AGREEMENT, AND EXCEPT AS EXPRESSLY SET FORTH ABOVE, ALLURE HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

2) Customer Warranties. Customer represents and warrants that all specifications supplied by Customer, all materials supplied by Customer, all labeling copy, and all artwork approved, designated, or supplied by Customer shall be in compliance with all applicable laws and governmental regulations, shall be of good quality in composition, material and workmanship, shall be suitable for their stated intended purpose, shall be non-infringing, and that no prohibited substance, material, paint or dye will be used in or on any of the foregoing. Customer further warrants that it has completed all Product safety testing required by this Agreement or recommended by Allure. Customer further warrants that all Products delivered to it under this Agreement shall be maintained at conditions appropriate for the Product and shall instruct its customers, distributors, wholesalers and resellers of such requirement. Customer further warrants that it is a business entity in good standing and is licensed to do business by the appropriate government agency.

3) Additional Customer Warranties for Professional Products. If Customer orders professional Products from Allure, or Products that Allure informs Customer in writing are for professional use, Customer represents and warrants that it is and shall at all times during this Agreement be licensed by the appropriate governmental or private agency to perform professional skincare services as part of its business operation. Customer acknowledges and agrees that all professional Products must be administered by a licensed professional who has obtained professional training that would qualify him or her to perform advanced professional treatments and that the licensed professional is required to follow all appropriate protocols and precautions. Allure assumes no responsibility and shall not be liable for any adverse outcomes that may arise from the use or performance of professional Products by Customer or any of its customers, distributors, wholesalers and resellers using such Products.

H) PRODUCT LIABILITY

1) Allure Obligations. Except to the extent the product liability or strict liability claims is based on a defect caused by Customer, or any of its distributors, resellers or agents’ storage or handling of the Products: (a) for Allure Products, Allure shall be responsible for and indemnify and defend Customer against any claim of product liability with regard to such Products; and (b) for New Joint Products, Allure shall be responsible for and indemnify and defend Customer against any claim of product liability with regard to such Products until the completion of the transfer of formula ownership, provided however Customer has performed all of the required product safety testing on the Products and provided Allure with copies of the test results. Allure’s obligation to indemnify and defend Customer does not operate in any way to release any claim Allure may have against third-party ingredient suppliers.

2) Customer Obligations. Except to the extent the product liability or strict liability claims is based on a defect caused by Allure’s intentional or material failure to adhere to Product specifications: (a) Customer shall be responsible for and indemnify and defend Allure against any claim of product liability with regard to Customer Products. Customer’s obligation to indemnify and defend Allure does not operate in any way to release any claim Customer may have against third-party ingredient suppliers.

I) CONFIDENTIAL INFORMATION

1) Confidential Information. As used in this Agreement, “Confidential Information” shall mean confidential, proprietary, private, non-public information including, without limitation, the possible arrangement forming the basis for this Agreement, financial or business information, business strategies, business plans, pricing, forecasts, manufacturing information, trade secrets, formulae, methodologies, specifications, processes, procedures, protocols, techniques, inventions, know- how, products, product offerings, technical information, ideas, designs, data, concepts, drawings, artwork, photographs, materials, diagrams, models, prototypes, tooling, developmental materials, discoveries, research, studies, technical expertise, customer lists, vendor lists, works of authorship and other nonpublic materials, whether disclosed prior to or after the Effective Date, that the disclosing Party discloses to the receiving Party or that is otherwise learned by the receiving Party in the course of its discussions or dealings with the disclosing Party.

2) Designation of Confidential Information. Information that qualifies as Confidential Information will be deemed “Confidential Information” to the extent that: (a) such information is reduced to a writing which is provided to Receiving Party within a reasonable amount of time after initial disclosure and is marked “Confidential” or with a similar designation; (b) such information is identified as confidential at the time of disclosure; or (c) such information would generally be understood by a reasonable person to be confidential, based on the nature of the information or manner and circumstances in which it is disclosed.

3) Limits on Confidential Information. “Confidential Information” will not include information: (a) that becomes generally available to the public other than by reason of disclosure by the other Party; (b) which was known to the other Party prior to its being provided to the other Party; or (c) that becomes available to the other Party from a source other than the Party which owns the information, and the other Party has no reasonable grounds to believe that such source is bound by a confidentiality agreement with the Party owning the information or that such source is under a duty to keep the information confidential.

4) Confidential Information of Allure. Customer hereby agrees that Allure’s Confidential Information shall expressly include, but is not limited to, formulas, processes, methods, methodologies, formula specifications, know-how, and technical, manufacturing, financial or marketing information relating to the Allure Products or New Joint Products.

5) Confidential Information of Customer. Allure hereby agrees that Customer’s Confidential Information shall expressly include, but is not limited to, formulas, processes, methods, methodologies, formula specifications, know-how, and technical, manufacturing, financial or marketing information relating to the Customer Products or New Joint Products.

J) INTELLECTUAL PROPERTY RIGHTS

1) Intellectual Property Defined. “Intellectual Property” or “IP” means and includes, but is not limited to: worldwide rights to any and all ideas, processes, compositions, designs, trademarks, trade dress, trade names, copyrights, patents, inventions, discoveries, works of authorship, domain names, web and social media sites, and improvements, developments or derivative works thereof arising from, connected to or embodying each Party’s Confidential Information as defined in Section H of this Agreement, or New Works or Products created prior to, during or after the Term of this Agreement whether or not reduced to use, publication, or practice and including all applications for registrations or recordations of patents, copyrights or trademarks therefrom in any format or media.

2) IP License. Subject to the terms and conditions of this Agreement, each Party grants to the other Party a non-transferable, non-exclusive and personal license to use the Party’s IP for the purpose of this Agreement. However, Customer may not:

(a) modify, adapt, decompile, disassemble, or reverse engineer the Products or IP licensed hereunder by Allure; (b) create derivative works based on the Products or IP licensed hereunder by Allure; (c) make unauthorized copies of the Products or IP licensed hereunder by Allure; or (d) allow any unauthorized third party to use or have access to the Products or IP licensed hereunder by Allure, except (in each case) to the extent Customer owns the formula with respect to such Products as set forth in Section 4 hereof.

7.
BUSINESS DEVELOPMENT
7.1.
As part of this Agreement, and per Customer’s request, Allure shall, and shall request its affiliates to, provide Customer with introduction opportunities to potential business partners.
8.
SUPPLY OF EXOSOME INGREDIENTS AND CUSTOMER CHANNEL RESTRICTION
8.1.
Elevai agrees to continue developing formulations with Allure and will become Allure’s primary regenerative bio lab partner and agrees to supply excess exosomes to Allure at prices to be negotiated at time of purchase. Nothing contained herein shall restrict Allure from purchasing exosomes from suppliers other than Elevai. Allure acknowledges and agrees that all exosomes supplied by Elevai are for topical use only. In no event shall (a) any exosomes supplied by Elevai be used by Allure in any injectable product or (b) Allure resell, transfer or distribute any raw exosomes purchased from Elevai to any person or entity.
8.2.
The terms of sale and payment provisions set forth in Section D shall generally apply to the supply of exosomes to Allure. The initial pricing of the exosomes shall be negotiated by Elevai and Allure, in good faith, at the time of purchase. Promptly following the Effective Date, the Parties shall agree on an addendum to this Agreement to include a mutually acceptable (a) rolling twelve (12) month non- binding forecast, which Allure shall update not later than the tenth (10) business day of each month, (b) expected timing of submission of binding purchase orders (Elevai requires at least twelve (12) weeks lead time for orders of exosomes), and

(c) minimum order size and the applicable upcharge for smaller order sizes. Acceptance of orders is subject to Elevai having sufficient excess capacity, as determined by Elevai in its sole discretion (not expected to be prior to July 2024). Allure shall be solely responsible for all legal and regulatory matters directly or indirectly arising out of its use of any exosomes supplied by Elevai.

8.3.
Except as specifically provided in Section L(4), Allure shall indemnify, defend and hold Customer harmless through counsel of its choice in connection with any damages or losses actually incurred by Customer in respect of claims, suits, actions, demands or judgments arising out of: (a) any use of any exosomes by Allure supplied by Customer including, without limitation, any failure of any Allure product or third party product manufactured by Allure to comply with any applicable laws or regulations; (b) product liability or strict liability claims based on a defect in such exosomes to the extent caused by Allure, or any of its distributors, resellers or agents; (c) any negligence or willful misconduct on the part of Allure or any of its employees, agents, distributors or resellers in connection with the use or sale of exosomes supplied by Customer; (d) any statements, claims or representations about any exosome-containing product or its features, or warranties about any such product, made by Allure or any of its agents, distributors or resellers in connection with its or any of their marketing, advertising or sale of such products;

(e) any use by Allure of any exosomes supplied by Elevai in any injectable product;

and (f) the misappropriation, infringement, or violation of, or conflict with, any third- party intellectual property or proprietary rights resulting from Allure’s use of such exosomes including in combination with any other materials or products.

8.4.
In connection with the supply of exosomes by Elevai to Allure, Elevai represents and warrants that such exosomes shall be (i) free of material defects and of a sufficient quality for their intended use and (ii) supplied in connection with all applicable laws and regulations. In the event that any exosomes supplied by Elevai to Allure hereunder are defective or otherwise not of sufficient quality as determined by microbial testing indicating the presence of microbial contamination (bacteria or fungus found to be growing in the product supplied by Elevai to Allure) or as reasonably determined by Elevai following complaint from Allure, then Allure, at its option, may require Elevai to (i) refund the full amount paid for such exosomes or (ii) provide replacement exosomes at Elevai’s cost, and (iii) Elevai shall retrieve said exosomes for further testing or destruction, at Elevai’s cost. Except as specifically provided in Section L(3), Elevai shall indemnify, defend and hold Allure harmless in connection with any damages or losses actually incurred by Allure in respect of claims, suits, actions, demands or judgments arising out of: (a) any supply of any exosomes by Elevai that does not comply with any applicable laws or regulations; (b) product liability or strict liability claims based on a defect in such exosomes solely to the extent caused by Elevai, or any of its distributors, resellers or agents; and (c) any negligence or willful misconduct on the part of Elevai or its employees or agents in connection with the sale of exosomes hereunder. For purposes of clarification, in no event shall Elevai have any liability or responsibility for any use of any exosomes in any injectable product.

For Existing Allure Customers

•
Allure can formulate and manufacture products containing Elevai exosomes for all existingcustomers of Allure as of the Effective Date. These existing customers will not be subject to any sales channel restrictions.
o
Allure agrees that all product / ingredient labeling will exclude any reference to Customer, any Customer brand or trademark (including, without limitation, Elevai), Dr. Jordan Plews, Jordan, and/or Plews.
o
Except for Customer pursuant to this Agreement, Allure shall not formulate any product which contains any ingredients sourced from Customer which results in such product containing 75% or more of the same ingredients as set forth in any Customer Product.
o
Except for Customer pursuant to this Agreement, Allure shall not formulate, manufacture, sell or distribute any product which contains more than a certain percentage of exosomes or any other ingredient sourced from Customer, to be negotiated in advance, between Customer and Allure, in good faith on an Allure (non-Elevai) customer by customer basis.
o
Allure shall not formulate, manufacture, sell or distribute any exosomes from Elevai or any product containing exosomes from Elevai or any other product which is based upon any IP of Customer to any of the following entities of any of their respective affiliates or subsidiaries: AnteAge Skincare, Benev, DermaPenWorld, DP Derm, EquipMed, ExoCoBio, Juvenae, KeraCell, Kimera, LifeLine, Ontogeny C, Xytogen Biotech, FactorFive Skincare, or any entity owned or partially owned, controlled or managed by John Aylworth.
o
In no event shall Allure formulate, manufacture, sell or distribute any product containing exosomes from Elevai for injectable use.
o
Upon Customer (Elevai) request and under NDA, Customer may audit the formulas used in the products of Allure’s other customers.

For New Allure Customers

•
For any newcustomers that Allure brings on following the Effective Date, the same terms as the above apply, except that all such customers will be subject to the channel restriction, i.e., Allure shall not formulate, manufacture, sell or distribute any product to or on behalf of such customer using Customer exosomes if it knows any such product will be sold to physicians, physician-owned aesthetics clinics or otherwise into the physician-dispensed market. Allure shall use all commercially reasonable efforts to ensure that its customers do not, directly or indirectly, market, sell or distribute any such products to physicians, physician-owned aesthetics clinics or otherwise into the physician-dispensed market. Upon the written request of Customer, Allure shall promptly discontinue marketing, selling and distributing products containing Customer exosomes to any customer which Customer reasonably believes is, directly or indirectly, marketing, selling or distributing any such products to physicians, physician-owned aesthetics clinics or otherwise into the physician-dispensed market.
o
Except for Customer pursuant to this Agreement, Allure shall not formulate any product which contains any ingredients sourced from Customer which results in such product containing 75% or more of the same ingredients as set forth in any Customer Product.
o
Except for Customer pursuant to this Agreement, Allure shall not formulate, manufacture, sell or distribute any product which contains more than a certain percentage of exosomes or any other ingredient sourced from Customer, to be negotiated in advance, between Customer and Allure, in good faith on an Allure (non-Elevai) customer by customer basis.
o
In no event shall Allure formulate, manufacture, sell or distribute any product containing exosomes for injectable use.
9.
INSURANCE
9.1.
Allure Insurance. Allure shall maintain, at its own expense both during the Term of this Agreement and for a period of not less than one (1) year after the termination or expiration of this Agreement, commercial general liability insurance of not less than one million dollars ($1,000,000) each occurrence and two million dollars ($2,000,000) aggregate liability limits.
9.2.
Customer Insurance. Customer shall maintain, at its own expense both during the Term of this Agreement and for a period of not less than one (1) year after the termination or expiration of this Agreement, commercial general liability insurance of not less than one million dollars ($1,000,000) each occurrence and two million dollars ($2,000,000) aggregate liability limits. Customer shall also maintain adequate insurance coverage to cover its inventory of the Products against fire, flood, theft or robbery and any other event it may deem necessary.

10.
INDEMNIFICATION
10.1.
Indemnification by Allure. Allure shall indemnify, defend and hold Customer harmless through counsel of its choice in connection with any claims, suits, actions, demands or judgments arising out of: (a) any failure of any

Product supplied by Allure hereunder to conform to its applicable Product Specifications;

(b) any willful misconduct on the part of Allure or its employees or agents; and (c) any claim that Allure’s manufacturing processes misappropriate, infringe, or violate, or conflict with, any third-party intellectual property or proprietary rights. Allure shall have no responsibility for or any obligation to indemnify or hold Customer harmless for any product statements, claims, representations or warranties made by Customer in connection with its marketing, advertising or sale of the products.

10.2.
Indemnification by Customer. Customer shall indemnify, defend and hold Allure harmless through counsel of its choice in connection with any claims, suits, actions, demands or judgments arising out of: (a) any breach of Customer’s representations, warranties, or obligations set forth in this Agreement; (b) product liability or strict liability claims based on a defect caused by Customer, or any of its distributors, resellers or agents; (c) any negligence or willful misconduct on the part of Customer or its employees or agents; (d) any statements, claims or representations about the Product or its features, or warranties about the Product, made by Customer in connection with its marketing, advertising or sale of the Products; and (e) the misappropriation, infringement, or violation of, or conflict with, any third-party intellectual property or proprietary rights resulting from Allure’s use of Customer’s Product formulas, expect to the extent that any such formula was originally created or developed by Allure and, thereafter, transferred to Customer as provided in Section A(4)(c).
11.
TERM AND TERMINATION
11.1.
Term. Unless terminated earlier pursuant to the terms of this Agreement, this Agreement shall be effective for a period of three (3) years from the Effective Date and shall automatically be renewed in one (1) year periods thereafter unless either party provides written notice to the other party at least ninety (90) days’ prior to the expiration of the then-current term or earlier terminated as provided for herein.
11.2.
Notice and Cure. In the event a Party breaches or otherwise fails to perform any part of this Agreement, or any representation or warranty proves to be false, then the Party hereto not in breach may notify the Party in breach and demand that such breach or such failure to perform be cured within thirty (30) days following notification. If the Party in breach fails to timely cure the breach, the other Party may, in its sole discretion, immediately terminate this Agreement by giving the Party in breach written notice of termination.
11.3.
Termination for Cause. Each Party shall have the right to terminate this Agreement after ninety (90) business days with cause upon written notice to the other Party hereto in the event that the other Party shall: (a) commit a material or persistent breach of any of its obligations which is incapable of remedy; (b) file, or have filed against it (which filing is not dismissed within sixty (60) days), a petition to declare it insolvent or bankrupt; (c) make an assignment for the benefit of its creditors; (d) have all or any substantial portion of its capital stock or assets expropriated by any government; or (e) be dissolved or liquidated.
11.4.
Effect of Termination. Termination of this Agreement shall not release either Party to this Agreement from any liability which at the time of termination is already accrued to the other Party or which thereafter may accrue with respect to any act or omission arising either prior to such termination or after such termination when there is a continuing obligation. Upon termination of this Agreement for any reason, Customer shall pay Allure for any finished Product inventory, work in progress inventory, and unused raw materials, in each case in the possession of Allure at the time of termination.
11.5.
Return of Confidential Information. Upon the termination of this Agreement, each Party shall immediately return to the other Party any Confidential Information it received or certify in writing that such Confidential Information has been destroyed.
12.
GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflict of law principles thereof.
13.
ARBITRATION. Any dispute, claim or controversy arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be exclusively determined by arbitration in Alameda County, California before a single arbitrator. The arbitration shall be administered by JAMS in accordance with its Streamlined Arbitration Rules and Procedures then in effect, except that if one of the Parties to this Agreement is not a resident of the United States, the JAMS International Arbitration Rules then in effect shall apply instead and the arbitration will proceed in the English language. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Parties waive the right to proceed in any other jurisdiction or forum.
14.
LIMITATION OF LIABILITY

14.1.
DAMAGES WAIVER. THE PARTIES WILL NOT BE LIABLE TO EACH OTHER FOR ANY LOST PROFITS OR FOR ANY CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES SUFFERED BY EITHER OF THEM ARISING OUT OF OR RELATED TO THE AGREEMENT OR THE PRODUCTS, FOR ANY CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY), EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL NOT APPLY TO THIRD-PARTY CLAIMS SUBJECT TO INDEMNIFICATION HEREUNDER.
14.2.
DAMAGES CAP. IN NO EVENT WILL EITHER PARTY’S TOTAL CUMULATIVE LIABILITY TO THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT OR FOR ANY CLAIM OR CAUSES OF ACTION, INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY, EXCEED THE AMOUNT ACTUALLY PAID TO ALLURE OR DUE TO ALLURE FOR THE SERVICES OR PRODUCTS TO WHICH THE CLAIM RELATES. THE FOREGOING SHALL NOT LIMIT ALLURE’S ABILITY TO CLAIM AND RECOVER ANY AMOUNTS PAST DUE FOR PRODUCTS AND SERVICES SUPPLIED HEREUNDER. THIS PROVISION SHALL NOT APPLY TO ANY BREACH OF THE CONFIDENTIALITY PROVISIONS OF SECTION G OF THIS AGREEMENT.
14.3.
Essential Element. The Parties agree that the foregoing Damages Waiver and Damages Cap are an essential element of the bargain between the Parties and that in their absences the economic terms of this Agreement would be substantially different.
15.
MISCELLANEOUS
15.1.
No Agency. Under no circumstances shall Customer be considered by reason of this Agreement to be an agent of Allure. Nothing in this Agreement places the Parties in the relationship of employer-employee, principal-agent or joint venturers. Neither Party shall have any responsibility or liability of any kind to any subcontractors or third parties providing services to or for the benefit of the other Party. Neither Party will have, nor represent itself to have, any authority to bind the other Party or act on its behalf.
15.2.
Assignment. This Agreement shall not be assigned or delegated by Customer without the prior written consent of Allure; provided that such prior written consent shall not be required in connection with any merger or sale of all or substantially all of the assets of Customer. This Agreement shall be binding upon the successors and permitted assigns of the Parties hereto.
15.3.
Third Party Beneficiaries. Each Party agrees that, except for such parties and except as expressly provided herein, nothing herein expressed or implied is intended to confer upon or give any rights or remedies to any other person under or by reason of this Agreement.
15.4.
Entire Agreement. This Agreement and its schedules constitute the entire agreement between the Parties concerning the subject matter hereof, superseding replacing any and all prior and contemporaneous agreements, understandings, offers and communications, whether written, oral, or otherwise between the Parties. For purposes of clarification, this Agreement amends and supersedes that certain Research & Development and Manufacturing Agreement, dated February 3, 2023, between the Parties in its entirety. Unless otherwise specified herein, this Agreement shall not be modified except by mutual written agreement signed by the authorized representatives of Allure and Customer.
15.5.
Interpretation. Headings used in this Agreement are provided for convenience only and shall not in any way affect the meaning or interpretation hereof. In the event that the interpretation of this Agreement or any part thereof is at issue, it is understood and agreed that both Allure and Customer are deemed to have jointly drafted this Agreement and such ambiguity shall not be resolved by construing but rather by construing the terms of this Agreement fairly and reasonably in accordance with the purpose of this Agreement.
15.6.
Compliance with Laws; Severability. Nothing contained herein shall be construed to require the commission of any act contrary to law. If a court of competent jurisdiction holds that there is a conflict between any provisions hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.
15.7.
Waiver. A waiver of a breach or default or a failure to enforce compliance with an Agreement term shall not be a waiver of any other breach or default, nor constitute waiver of any right under any such term or condition, unless accompanied by a clear written statement that such breach, default, term or condition is waived.

15.8.
Force Majeure. Neither Party will be responsible for any failure to perform any duty or obligation that either may have under this Agreement where due to causes beyond its reasonable control (each a “Force Majeure”), including, acts of God, riots, embargoes, terrorist acts, acts of civil or military authorities, war, disruptions in the flow of data to or from networks, denial of or delays in processing of export license applications, accidents, strikes, fuel crises or power outages, epidemics and pandemics, supply chain disruptions, or any other cause outside the reasonable control of the Party that had the duty to perform.
15.9.
Survival of Terms. Those terms of this Agreement relating to licensing, infringement liability, confidentiality, and express warranties, as well as those representations, warranties, terms and covenants in this Agreement which by their nature or context should survive any termination, shall survive any termination of this Agreement.
15.10.
Notices. Any notice or communication required by the terms of this Agreement shall be reduced to writing and may be served personally or by overnight mail, email or facsimile and deemed effective upon receipt provided a copy thereof is sent by Certified Mail, Return Receipt Requested or receipted courier service. All notices shall be sent to the Parties at the address first written above to the attention of the individuals who have signed this Agreement, or to such other address as such Party shall have notified the other in writing.

15.11.
Counterparts. This Agreement may be executed in any number of multiple counterparts (and may be delivered by email, pdf or facsimile), each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all Parties hereto.

[Signatures to Follow]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

ALLURE LABS, LLC

By: Name: Sam Dhatt

Title: Chief Executive Officer

ELEVAI LABS, INC.

By: Name: Jordan R. Plews

Title: Chief Executive Officer

Exhibit 31.1

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Rajiv Shukla, certify that:

1.
I have reviewed this Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 of Longevity Health Holdings, Inc.;
2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
a.
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
b.
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
c.
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
d.
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and
5.
The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):
(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and
(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: May 15, 2025	By:	/s/ Rajiv Shukla
Rajiv Shukla
Chairman and Chief Executive Officer

Exhibit 31.2

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Bryan J. Cassaday, certify that:

1.
I have reviewed this Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 of Longevity Health Holdings, Inc.;
2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c)
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d)
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and
5.
The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):
(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and
(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: May 15, 2025	By:	/s/ Bryan J. Cassaday
Bryan J. Cassaday
Chief Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Longevity Health Holdings, Inc. (the “Company”) on Form 10-Q for the period ending March 31, 2025 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1)
The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)
The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 15, 2025	By:	/s/ Rajiv Shukla
Rajiv Shukla
Chairman and Chief Executive Officer

Exhibit 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Longevity Health Holdings, Inc. (the “Company”) on Form 10-Q for the period ending March 31, 2025 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1)
The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)
The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 15, 2025	By:	/s/ Bryan J. Cassaday
Bryan J. Cassaday
Chief Financial Officer